   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 17, 2004

                                                      Registration No.__________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                 SEGMENTZ, INC.
                 (Name of Small Business Issuer in Its Charter)

          Delaware                            7372                     03-0450326
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
 Incorporation or Organization)      Classification Number)        Identification No.)

                   18302 Highwoods Preserve Parkway, Suite 100
                              Tampa, Florida 33647
                                 (813) 989-2232
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                                  John S. Flynn
                   18302 Highwoods Preserve Parkway, Suite 100
                              Tampa, Florida 33647
                                 (813) 989-2232
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                             Joel D. Mayersohn, Esq.
                               Adorno & Yoss, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

      Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

      Proposed                   Proposed
   Title of Each                  Maximum          Maximum
Class of Securities            Amount to be    Offering Price       Aggregate          Amount of
  to be Registered              Registered      Per Security      Offering Price    Registration Fee
  ----------------             ------------     ------------     ---------------    ----------------
Common Stock, par value         12,577,330         $2.64           $33,204,151          $4,207
$0.001 per share (1)

Common Stock, par value          6,141,248         $2.64           $16,212,894          $2,055
$0.001 per share (2)

Total Registration Fee                                                                  $6,262


----------
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on February 10, 2004.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Shares issuable upon exercise of common stock purchase warrants. Based upon the average of the closing bid and asked prices for the common stock on February 10, 2004, which is higher than the weighted average exercise price of the shares of common stock underlying common stock purchase warrants.

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                              Subject to Completion

PROSPECTUS

                                 SEGMENTZ, INC.

                        18,718,578 Shares of Common Stock

      This prospectus covers the 12,577,330 shares of common stock of Segmentz, Inc. being offered for resale by certain selling security holders. We will not receive any proceeds from the sale of the shares by the selling security holders. This prospectus also covers 6,141,248 shares of common stock of Segmentz, Inc. underlying common stock purchase warrants being offered for resale by certain selling security holders. Upon exercise of the common stock purchase warrants Segmentz, Inc. will receive proceeds in the amount of the exercise price, which proceeds will be used for working capital.

      Our common stock is traded over-the-counter, on the OTC Bulletin Board, under the trading symbol "SEGZ". On February 10, 2004, the closing price for our common stock was $2.64.

                               -----------------

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

                The date of this prospectus is February ___, 2004

                               PROSPECTUS SUMMARY

THE COMPANY

      Segmentz, Inc. (the "Company"), is a Delaware corporation based in Tampa, Florida that provides transportation logistics management services and support for mid-sized and national corporate clients. The Company serves direct users of transport, storage, staging, warehouse services and other logistics services.

      The Company was initially incorporated in Florida as Rose Auto Stores Inc., ("Rose"} in 1952. On February 10, 1999, Rose filed a Petition of Bankruptcy pursuant to Chapter 11 and a Bankruptcy Plan was confirmed on April 22, 1999. On May 17, 2000, Rose reincorporated in Delaware as RAS Acquisition Corp. ("RAS"), and on January 31, 2001, merged with WBNI and changed its name to WBNI, Inc. On October 29, 2001, WBNI acquired TRANSL Holdings, Inc., which wholly owned Trans-Logistics, Inc., a Florida corporation ("Trans-Logistics"). On November 1, 2001, WBNI, Inc. changed its name to Segmentz, Inc.

      The Company has principal executive offices located at 18302 Highwoods Preserve Parkway, Suite 100, Tampa, Florida 33467. The telephone number is (813) 989-2232. The internet web site address is http://www.segmentz.com.

      References throughout this prospectus to "we", "us" and "our" are to Segmentz, Inc. and any subsidiaries it may have.

THE OFFERING

Securities Offered...............  12,577,330 shares of Common Stock and
                                   6,141,248 shares of Common Stock
                                   issuable upon exercise of Common Stock
                                   Purchase Warrants.  See "Description of
                                   Securities."
Common Stock Outstanding:
     Prior to the Offering ......  19,724,402 shares
     After the Offering  ........  19,724,402 shares, excluding 6,622,498 shares that are issuable upon exercise of common stock purchase warrants

Common Stock Reserved  ..........  6,622,498 shares issuable upon exercise of common stock purchase warrants that have been issued.

Use of Proceeds by Company.......   Proceeds received upon the exercise of
                                    common stock purchase warrants will be
                                    used by the Company for working capital.

Risk Factors......................  This offering involves a high degree of risk.  See "Risk Factors"

OTCBB Symbol......................  Common Stock -- "SEGZ"

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents selected consolidated financial data as of and for each of the fiscal years ended December 31, 2001 and 2002 which have been derived from our audited financial statements included elsewhere in this Prospectus, as well as from our unaudited consolidated financial statements for the nine month period ended September 30, 2002 and 2003. The information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes.


                                      Years Ended December 31         9 Months Ended Sept 30
                                              Audited                        Unaudited
                                     --------------------------     --------------------------
                                         2002           2001            2003           2002
                                     -----------    -----------     -----------    -----------

STATEMENT OF OPERATIONS DATA:
Operating revenues                   $ 9,994,506    $ 8,467,230     $10,234,277    $ 6,150,351
Operating expenses                   $ 9,620,391    $ 9,123,651     $ 9,775,066    $ 5,864,940
Net income (loss) from operations
     before taxes                    $   374,115    $  (656,421)    $   459,211    $   285,411
                                     ===========    ===========     ===========    ===========
Basic earnings (loss)
     Per common share                $      0.06    $     (0.10)    $      0.04    $      0.04
                                     ===========    ===========     ===========    ===========


                                                December 31, 2002      September 30, 2003
                                                -----------------      ------------------
BALANCE SHEET DATA:                                                         (Unaudited)

Working capital ........................             $  722,531             $2,203,361
Current assets .........................             $3,357,015             $5,300,732
Total assets ...........................             $3,593,689             $8,636,562

Current liabilities ....................             $2,634,484             $3,097,371
Long-term debt .........................             $        0             $  200,770
Total liabilities ......................             $2,634,484             $3,298,141

Shareholders' equity ...................             $  959,205             $5,338,421


                                  RISK FACTORS

LOSSES FROM OPERATIONS;  NO ASSURANCES OF PROFITABILITY

      Although we had net income from operations of $374,115 for the year ended December 31, 2002, we experienced a net loss in the year ended December 31, 2001 of ($656,421), and there can be no assurance that we will not incur net losses in the future. Our operating expenses have increased as our business has grown and can be expected to increase significantly as a result of our expansion efforts. There can be no assurance that we will be able to generate sufficient revenue to meet its operating expenditures or to operate profitably.

ECONOMIC RISKS; RISKS ASSOCIATED WITH THE BUSINESS OF TRANSPORTATION LOGISTICS MANAGEMENT

      Our business is dependent upon a number of factors, over which we have little or no control, that may have a material adverse effect on our business. These factors include excess capacity in the trucking industry, significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, government regulations, governmental and law enforcement anti-terrorism actions, tolls, license and registration fees, insurance premiums and labor costs. It is difficult at times to attract and retain qualified drivers and owner-operators. Operations also are affected by recessionary economic cycles and downturns in our customers' business cycles, particularly in market segments and industries (such as retail and paper products) in which we have a significant concentration of customers. Seasonal factors could also adversely effect us. Our customers tend to reduce shipments after the winter holiday season and operating expenses tend to be higher in the winter months primarily due to increased operating costs in colder weather and higher fuel consumption as a result of increased idle time. Regional or nationwide fuel shortages could also have adverse effects.

DEPENDENCE ON EQUIPMENT PROVIDED BY THIRD PARTIES; RELIANCE ON INDEPENDENT CONTRACTORS

      The trucking industry is dependent upon transportation equipment such as chassis, containers and rail, truck and ocean services provided by independent third parties. Periods of equipment shortages have occurred historically in the transportation industry, particularly in a strong economy. If we cannot secure sufficient transportation equipment or transportation services from these third parties to meet the customers' needs, the business, results of operations and financial position could be materially adversely effected and customers could seek to have their transportation and logistics needs met by other third parties on a temporary or permanent basis. The reliance on agents and independent contractors could reduce operating control and the strength of relationships with customers, and we may have trouble attracting and retaining agents and independent contractors.

NEW TRENDS AND TECHNOLOGY; CONSOLIDATION AMONG CUSTOMERS

      If, for any reason, our business of providing warehousing and logistic services ceases to be a preferred method of outsourcing these functions, or if new technological methods become available and widely utilized, our business could be adversely effected. Moreover, increasing consolidation among customers and the resulting ability of such customers to utilize their size to negotiate lower outsourcing costs has, and may continue in the future to have, a depressing effect on the pricing of third-party logistic services.

INTERRUPTION OF BUSINESS DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO TERRORISM

      The continued threat of terrorism within the United States and the ongoing military action and heightened security measures in response to such threat has and may cause significant disruption to commerce. Our business depends on the free flow of products and services through these channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation and other services have been slowed or stopped altogether. Further delays or stoppages in transportation or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the activities and potential activities. We may also face interruption of services due to increased security measures in response to terrorism. The U.S. economy in general is being adversely effected by the terrorist activities and potential activities. Any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely effect our ability to grow our business. It is impossible to predict how this may effect our business or the economy in the U.S. and in the world, generally. In the event of further threats or acts of terrorism, our business and operations may be severely and adversely effected or destroyed.

COMPETITION

      The  transportation  services industry is heavily fragmented and intensely
competitive  and  includes  numerous   regional,   inter-regional  and  national
competitors, none of which dominates the market.

REGULATION

      Our operations are subject to various federal, state and local laws and regulations. Although compliance with these laws and regulations has not had a material effect on our operations or financial condition, there is no assurance that additions or changes to current laws or regulations will not have a material effect on us, our profitability and our financial condition.

SUBSTANTIAL ALTERATION OF OUR CURRENT BUSINESS AND REVENUE MODEL

      Our present business and revenue model represents the current view of the optimal business and revenue structure which is to derive revenues and achieve profitability in the shortest period of time. There can be no assurance that current models will not be altered significantly or replaced with an alternative model that is driven by motivations other than near-term revenues and/or profitability (for example, building market share before our competitors). Any such alteration or replacement of the business and revenue model may ultimately result in the deferring of certain revenues in favor of potentially establishing larger market share. We cannot assure that any adjustment or change in the business and revenue model will prove to be successful.

INABILITY TO MANAGE GROWTH AND INTERNAL EXPANSION

      We have not yet undergone the significant managerial and internal expansion that we expect will occur, and our inability to manage growth could hurt our results of operations. Expansion of our operations will be required to address anticipated growth of our customer base and market opportunities. Expansion will place a significant strain on our management, operational and financial resources. Currently, we have a limited number of employees. We will need to improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, procedures and controls to expand, train and manage our employee base. Our failure to manage growth effectively could have a damaging effect on our business, results of operations and financial condition.

DEPENDENCE ON KEY MANAGEMENT; LOSS OF KEY MANAGEMENT COULD HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS

      We believe that the attraction and retention of qualified personnel is critical to success. If we lose key personnel or we are unable to recruit qualified personnel, the ability to manage the day-to- day aspects of the business will be weakened. Our operations and prospects depend in large part on the performance of the senior management team. The loss of the services of one or more members of the senior management team, could have a material adverse effect on the business, financial condition and results of operation. Because the senior management team has unique experience with us and within the transportation industry, it would be difficult to replace them without adversely effecting our business operations. In addition to their unique experience, the management team has fostered key relationships with the our suppliers. These relationships are especially important to a non-asset based company such as Segmentz and the loss of these relationships could have a material adverse effect on our profitability.

      Our business is dependent on the services of our Chairman and CEO, Allan Marshall. Loss of Mr. Marshall's services could have material adverse effect on operations. We have secured "Key- man" life insurance on Mr. Marshall on behalf of the Company and its shareholders in an amount of three million dollars.

NEED FOR SUBSTANTIAL, ADDITIONAL FINANCING

      There is no guarantee that we will be able to obtain financing required to continue to expand our business or that our present funding sources will continue to extend terms under which we can operate efficiently. If we are unable to secure financing under favorable terms, we may be materially adversely effected. We also rely on factors to expedite cash flow. There is no assurance that we will continue to be able to factor our receivables or to obtain either replacement or additional financing on acceptable terms.

      Our continued viability depends on our ability to raise capital. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may also determine that it is in our best interest to expand more rapidly than currently intended, to expand marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies. In any such case or other change of circumstance, additional financing will be necessary. If any additional financing is required, there can be no assurances that we will be able to obtain such additional financing on terms acceptable to us and at times required by us, if at all. In such event, we may be required to materially alter our business plan or curtail all or a part of our expansion plans.

VOLATILITY OF THE MARKET PRICE OF OUR STOCK

      The market price of our common stock may be volatile, which could cause the value of your investment to decline. Any of the following factors could effect the market price of our common stock:

      o     changes in earnings estimates and outlook by financial analysts;
      o our failure to meet financial analysts' and investors' performance expectations;
      o changes in market valuations of other transportation and logistics companies; and
      o     general market and economic conditions.

      In addition, many of the risks described elsewhere in this "Risk Factors" section could materially and adversely effect the stock price. The stock markets have experienced price and volume volatility that have effected many companies' stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These types of fluctuations may effect the market price of our common stock.

APPLICABILITY OF LOW PRICED STOCK RISK DISCLOSURE REQUIREMENTS

      Our common stock may be considered a low priced security under rules promulgated under the Securities Exchange Act of 1934 ("Exchange Act"). Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes that risks associated with such stock, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing and provide monthly account statements to the customer, and obtain specific written consent of the customer. With these restrictions, the likely effect of designation as a low price stock, would be to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and to increase the transaction costs of sales and purchase of such stocks compared to other securities.

DILUTION; RESALES UNDER THIS PROSPECTUS MAY SIGNIFICANTLY INCREASE THE NUMBER OF SHARES IN THE PUBLIC MARKET RESULTING IN MARKET PRESSURE THAT MAY CAUSE THE PRICE FOR OUR SHARES TO DROP OR REMAIN AT LOW LEVELS

      Prior to this offering, approximately 598,000 shares of our common stock were freely tradeable in the public market. The addition to the public market of the 12,577,330 shares covered by this prospectus, in addition to the 6,141,248 shares that will become free-trading upon exercise of common stock purchase warrants, could cause the market price of our shares to fall or remain at lower levels. The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to the offering under Rule 144 under the Securities Act of 1933 ("Securities Act") or this prospectus or otherwise, could have a major negative effect on the market price of our common stock. It could also limit our ability to raise additional capital from the sale of our equity securities or debt financing.

NO DIVIDENDS ANTICIPATED

      We intend to retain all future earnings for use in the development of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

FORWARD LOOKING STATEMENTS

      Certain statements contained in this prospectus regarding matters that are not historical facts are forward-looking statements. All statements which address operating performance, events or developments that management expects or anticipates to incur in the future, including statements relating to sales and earnings growth or statements expressing general optimism about future operating results, are forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance. Many factors could cause actual results to differ materially from estimates contained in management's forward-looking statements. The differences may be caused by a variety of factors, including, but not limited to, adverse economic conditions, competitive pressures, inadequate capital, unexpected costs, lower revenues, net income and forecasts, the possibility of fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans and loss of key executives, among other things. These factors, as well as others, are discussed under "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds upon the sale of shares by the selling security holders. We will receive proceeds in the amount of the exercise price in the event the selling security holders exercise their common stock purchase warrants. In the event that the Company receives proceeds consequential to the exercise of warrants in concert with this registration it will use proceeds to acquire additional companies, make capital investments to enhance its technology and support expanding operational requirements, and for general working capital purposes.


                                 CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2003. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to the issuance of up to 6,622,498 shares of common stock in the event common stock purchase warrants that have been granted, are exercised or the issuance of up to 776,896 shares in the event of the conversion into common stock of shares of our preferred stock that were issued and outstanding as of September 30, 2003.

                                                                  SEPT 30, 2003
                                                                  -------------
                                                                   (Unaudited)

Total current liabilities ..................................        $3,097,371
Long term loan .............................................        $  200,770
                                                                    ----------
Shareholder's equity (deficit):
Common Stock, $0.001 par value,
40,000,000 shares authorized,
13,609,713 shares issued and
outstanding ................................................        $   13,610
Preferred stock, $0.001 par value,
10,000,000 shares authorized,
1,188,819 shares issued or outstanding .....................        $1,188,819
Additional paid-in capital .................................        $4,059,495
Stock payable ..............................................        $   20,000
Retained earnings ..........................................        $   56,497
                                                                    ----------
Total shareholder's equity .................................        $5,338,421
                                                                    ==========

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our shares of common stock are traded on the OTC Electronic Bulletin Board under the symbol "SEGZ". The reported high and low bid prices for the common stock are shown below. The closing price on February 10, 2004 was $2.64. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

               Period                                        High        Low
               ------                                        ----        ---

January 1, 2002  - March 31, 2002                            $0.75        $0.10
   April 1, 2002 -  June 30, 2002                            $0.75        $0.50
    July 1, 2002 -  September 30, 2002                       $1.10        $0.75
October 1, 2002  -  December 31, 2002                        $1.47        $0.91
January 1, 2003  -  March 31, 2003                           $1.45        $0.76
  April 1, 2003  -  June 30, 2003                            $1.22        $0.76
   July 1, 2003  -  September 30, 2003                       $1.37        $0.90
October 1, 2003  -  December 31, 2003                        $1.75        $1.12
January 1, 2004  -  February 10, 2004                        $2.88        $1.10

      Our common stock is owned of record by approximately 568 holders. We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

      The price of our common stock may be subject to wide fluctuations in response to the following and other factors:

      o     quarter-to-quarter variations in our operating results;
      o     our announcement of material events that effect our business;
      o     price  fluctuations  in sympathy to others  engaged in our industry;
            and
      o the effects of coverage of our business or our management by the press.

      If we do not have a substantial market for our shares, a significant number of shares being sold could greatly effect the market and cause a decline in the price of our common stock. Moreover, historic market prices may not be indicative of the prices at which our shares can be bought or sold.

      The Securities and Exchange Commission ("SEC") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively effect the ability of holders of shares of our common stock to resell them.

                            SELLING SECURITY HOLDERS

      The following table sets forth the name of each selling security holder, the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' options, if any, into shares of common stock, and the number of shares being offered by each selling security holder. The shares of common stock being offered are being registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by the Company. We will receive none of the proceeds of this offering. We will receive proceeds in the amount of the exercise price in the event the selling security holders exercise their common stock purchase warrants.

      The following table is derived from our books and records, as well as from those of our transfer agent. No selling security holder is affiliated with us except John S. Flynn, our President and Chief Financial Officer, and Dennis McCaffrey, our Chief Operating Officer. All shares listed for resale reflect currently outstanding shares of our common stock, unless otherwise stated.



                                             Shares Beneficially                       Shares Beneficially Owned
                                         Owned Prior to the Offering                After Completion of the Offering
                               ---------------------------------------------------  --------------------------------
                               Total Shares     Percent of       Number of Shares   Shares Beneficially  Percent of
                               Beneficially    Class Before      Offered Pursuant       Owned After      Class After
Selling Security Holder           Owned          Offering        to this Prospectus       Offering         Offering
--------------------------------------------------------------------------------------------------------------------

Paul Alberti (1)                   30,000             *                 30,000                  0           *
Aludel Fund, L.P. (24)            199,000          1.0%                199,000                  0           *
Aludel Fund, L.P. (38)            100,000             *                100,000                  0           *
Kenneth Ball & Lora Ball (1)       60,000             *                 60,000                  0           *
Barron Partners, LP (19)(21)    3,266,667         15.5%              3,266,667                  0           *
Barron Capital
   Advisors LLC (22)              770,000          3.9%                770,000                  0           *
Dominic Bassani (45)               12,500             *                 12,500                  0           *
Anthony Beninato &
   Johanne Beninato (1)            30,000             *                 30,000                  0           *
John Bennice (1)                   30,000             *                 30,000                  0           *
Patrick Boyce &
   Sonja Boyce (1)                 60,000             *                 60,000                  0           *
Jim Brownell (1)                  120,000             *                120,000                  0           *
Edward B. II Cloues(15)           119,000             *                119,000                  0           *
Dennis Codon (1)                   30,000             *                 30,000                  0           *
Leonard Cohen (1)                  30,000             *                 30,000                  0           *
John E. Cole Jr.(1)                60,000             *                 60,000                  0           *
Core Fund, L.P. (33)              375,000          1.9%                375,000                  0           *
Mathew Crisp                        1,500             *                  1,500                  0           *
Dan Crowther (46)                   6,250             *                  6,250                  0           *
CSL Associates LP (25)(43)        150,000             *                150,000                  0           *
Thomas Davison (1)                 30,000             *                 30,000                  0           *
Fred Deoliviera &
   Diane Deoliviera (1)            30,000             *                 30,000                  0           *


                                             Shares Beneficially                       Shares Beneficially Owned
                                         Owned Prior to the Offering                After Completion of the Offering
                               ---------------------------------------------------  --------------------------------
                               Total Shares     Percent of       Number of Shares   Shares Beneficially  Percent of
                               Beneficially    Class Before      Offered Pursuant       Owned After      Class After
Selling Security Holder           Owned          Offering        to this Prospectus       Offering         Offering
--------------------------------------------------------------------------------------------------------------------

Henry E. Dietz Trust UTA(1)(2)    360,000          1.8%                360,000                  0           *
Max Dieujuste (1)                  30,000             *                 30,000                  0           *
 John Evans &
    Jeanne Evans (1)               30,000             *                 30,000                  0           *
Lawrence Feld (1)                  30,000             *                 30,000                  0           *
John S. Flynn (47)                400,000          2.0%                 50,000            350,000        1.8%
Julie Foreman                     100,000             *                100,000                  0           *
Robert Friess (1)                  30,000             *                 30,000                  0           *
Peter Giroux (1)                   60,000             *                 60,000                  0           *
Global Portal, Inc. (1)(3)         30,000             *                 30,000                  0           *
Karen S. Goldaber (18)             60,000             *                 60,000                  0           *
Sharon K. Goldaber (18)            60,000             *                 60,000                  0           *
Ron Harden &
   Kristina Harden (1)             60,000             *                 60,000                  0           *
Arthur Hawkins (1)                 60,000             *                 60,000                  0           *
Marvin Hoffman (1)                 30,000             *                 30,000                  0           *
Hutchinson Company (1)(4)          60,000             *                 60,000                  0           *
Insiders Trend Fund, LP(5)        154,500             *                154,500                  0           *
Rajamal Jayakumar &
   Arumugam Jayakumar (1)          60,000             *                 60,000                  0           *
Daniel L. Kaufman                 330,000          1.7%                330,000                  0           *
Kinderhook Partners (25)(34)    2,250,000         11.0%              2,250,000                  0           *
Kirlin Securities (48)             50,000             *                 50,000                  0           *
Alain Krakririan (1)               30,000             *                 30,000                  0           *
The Larsen Family
   2000 Revocable Trust (1)(6)     60,000             *                 60,000                  0           *
James Lawrence (1)                 30,000             *                 30,000                  0           *
Ned Laybourne &
   Lynne Laybourne (1)            200,000          1.0%                200,000                  0           *
Paul H LeFevre (1)                 60,000             *                 60,000                  0           *
William A. Lewis IV (25)          150,000             *                150,000                  0           *
Robert David Lilienthal(15)       156,331             *                156,331                  0           *
Ray Lubojasky (1)                  30,000             *                 30,000                  0           *
Peter S. Lynch Charitable
   Remainder Unitrust (26)        307,500          1.6%                307,500                  0           *
The Lynch Foundation (27)         408,000          2.1%                408,000                  0           *
Peter and Carolyn Lynch
   JWROS                          540,000          2.7%                540,000                  0           *
Lynch Children's Trust
   fbo Anne Lynch (28)             49,500             *                 49,500                  0           *
Lynch Children's Trust
   fbo Elizabeth Lynch (29)        49,500             *                 49,500                  0           *
Lynch Children's Trust
   fbo Mary Lynch (30)             49,500             *                 49,500                  0           *
Peter S. Lynch Charitable
   Lead Annuity Trust (31)         45,000             *                 45,000                  0           *
Peter S. Lynch Charitable
   Lead Unitrust (32)              51,000             *                 51,000                  0           *
Karl C. Malerich (1)               60,000             *                 60,000                  0           *


                                             Shares Beneficially                       Shares Beneficially Owned
                                         Owned Prior to the Offering                After Completion of the Offering
                               ---------------------------------------------------  --------------------------------
                               Total Shares     Percent of       Number of Shares   Shares Beneficially  Percent of
                               Beneficially    Class Before      Offered Pursuant       Owned After      Class After
Selling Security Holder           Owned          Offering        to this Prospectus       Offering         Offering
--------------------------------------------------------------------------------------------------------------------

Margraf Investments LLC (1)(7)     90,000             *                 90,000                  0           *
Adam Marshall (49)                150,000             *                150,000                  0           *
Max Communications (36)            50,000             *                 50,000                  0           *
Dennis McCaffrey (50)             200,000          1.0%                 50,000            150,000           *
 Meadowbrook Capital
     Management, LP (25)(42)      375,000          1.9%                375,000                  0           *
Milfam I LP (1)(8)                900,000          4.5%                900,000                  0           *
Richard Molinsky                  100,000             *                100,000                  0           *
Monarch Capital Group LLC (39)      7,500             *                  7,500                  0           *
Michael Morris(15)                252,000          1.3%                252,000                  0           *
Leo Mindel NON GST
   EXEMPT Family Trust II (9) (16)150,000             *                150,000                  0           *
Peter Morton &
    Kathleen Morton (1)            60,000             *                 60,000                  0           *
Colleen Muellner &
   Robert Muellner (1)             30,000             *                 30,000                  0           *
Muller Family Limited
   Partnership (18)(20)            60,000             *                 60,000                  0           *
Richard Neslund (15)              466,662          2.3%                466,662                  0           *
Richard Neslund (21)              238,000          1.2%                238,000                  0           *
Eric G. Neumann (1)                60,000             *                 60,000                  0           *
Tolbert Norwood &
    Iara Norwood (1)               30,000             *                 30,000                  0           *
Kevin E. O'Connell (1)             60,000             *                 60,000                  0           *
Joseph Palermo &
    Carol Palermo TTEES
    1994 Joseph T Palermo
   III & Carol L Palermo
   Revocable Trust (1)(10)         30,000             *                 30,000                  0           *
Jang S. Park (1)                   60,000             *                 60,000                  0           *
Lewis Pell (15)                   238,000          1.2%                238,000                  0           *
Lewis Pell (21)                   238,000          1.2%                238,000                  0           *
Joseph M. Perillo (1)              60,000             *                 60,000                  0           *
Platinum Partners Value
   Arbitrage Fund, LP(11)(15)     466,669          2.3%                466,669
Michael Power (1)                  30,000             *                 30,000                  0           *
Puglisi & Co (40)                  80,000             *                 80,000                  0           *
Puglisi Capital
    Partners, LP (25)(41)         300,000          1.5%                300,000                  0           *
Regina Rager &
    Trina Rager (1)                30,000             *                 30,000                  0           *
Patricia A. Rusk
   Revocable Trust
   U/A Dated 5/31/91 (1)(12)       30,000             *                 30,000                  0           *
Alan H. Sample &
   Elaine Sample (1)               30,000             *                 30,000                  0           *
Sandor Capital Master
   Fund, L.P.                     100,000             *                100,000                  0           *
David Schales (1)                  60,000             *                 60,000                  0           *


                                             Shares Beneficially                       Shares Beneficially Owned
                                         Owned Prior to the Offering                After Completion of the Offering
                               ---------------------------------------------------  --------------------------------
                               Total Shares     Percent of       Number of Shares   Shares Beneficially  Percent of
                               Beneficially    Class Before      Offered Pursuant       Owned After      Class After
Selling Security Holder           Owned          Offering        to this Prospectus       Offering         Offering
--------------------------------------------------------------------------------------------------------------------

Alan B. Schriber (1)               90,000             *                 90,000                  0           *
Schottenfeld Qualified
    Associates LP (25)(44)        225,000          1.1%                225,000                  0           *
Richard Smailes &
   Yong Smailes (1)                30,000             *                 30,000                  0           *
Greg Small &
   Patricia Small (1)             120,000             *                120,000                  0           *
Gerald Smallberg (1)               30,000             *                 30,000                  0           *
Morris Smith &
   Devora Smith(16)               198,000          1.0%                198,000                  0           *
Spencer Beal Family
   Trust(13)(15)                  238,000          1.2%                238,000                  0           *
Stern & Company (37)               39,999             *                 39,999                  0           *
Ira Stoler (1)                     60,000             *                 60,000                  0           *
Andrew Suedkamp &
   Tara Suedkamp (1)               30,000             *                 30,000                  0           *
Richard Suedkamp (1)               60,000             *                 60,000                  0           *
Marc Tormey (1)                    30,000             *                 30,000                  0           *
Anthony Turner (1)                 90,000             *                 90,000                  0           *
Leonard Van Orden &
   Laura Van Orden (1)             30,000             *                 30,000                  0           *
Vestal Venture Capital(14)(15)    350,000          1.8%                350,000                  0           *
Michael Weiss(15)                 175,000             *                175,000                  0           *
Winslow Evans & Crocker
   Incorporated (35)              200,000          1.0%                200,000                  0           *
Androula Xenophontos (1)           60,000             *                 60,000                  0           *
Adorno & Yoss, PA (17)            100,000             *                100,000                  0           *

TOTAL                                                               18,718,578            500,000        2.5%
                                                                                          =======

----------
*     Less than 1.0%
(1) 1 of every 3 of the shares listed for each shareholder in the column titled "Number of Shares Offered Pursuant to this Prospectus" is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.25 per share, until July 9, 2008.
(2) Henry E. Dietz has investment and voting control over the shares of common stock beneficially owned by the Henry E. Dietz Trust UTA.
(3) James Kozlik has investment and voting control over the shares of common stock beneficially owned by Global Portal, Inc.
(4) James Hutchinson has investment and voting control over the shares of common stock beneficially owned by Hutchinson Company.
(5) Anthony Marchese has investment and voting control over the shares of common stock beneficially owned by Insiders Trend Fund, LP. Includes 50,000 shares issuable upon exercise of common stock purchase warrants, at an exercise price of $1.35 per share, until September 9, 2008.
(6) David and Kristen Larsen have investment and voting control over the shares of common stock beneficially owned by The Larsen Family 2000 Revocable Trust.
(7) Tim Margraf has investment and voting control over the shares of common stock beneficially owned by Margraf Investments LLC.

(8) Lloyd Miller has investment and voting control over the shares of common stock beneficially owned by Milfam I LP.
(9) Meg Mindel has investment and voting control over the shares of common stock beneficially owned by Leo Mindel NON GST EXEMPT Family Trust II.
(10) Joeseph Palermo & Carol Palermo have investment and voting control over the shares of common stock beneficially owned by 1994 Joseph T Palermo III & Carol L Palermo Revocable Trust.
(11) Mark Nordlicht has investment and voting control over the shares of common stock beneficially owned by Platinum Partners Value Arbitrage Fund, LP.
(12) Patricia A. Rusk has investment and voting control over the shares of common stock beneficially owned by Patricia A. Rusk Revocable Trust U/A Dated 5/31/91.
(13) Spencer Beal has investment and voting control over the shares of common stock beneficially owned by Spencer Beal Family Trust.
(14) Alan Lyons has investment and voting control over the shares of common stock beneficially owned by Vestal Venture Capital.
(15) 3 of every 7 of the shares listed for each shareholder in the column titled "Number of Shares Offered Pursuant to this Prospectus" are issuable upon exercise of common stock purchase warrants, at an exercise price of $1.40 per share, until September 9, 2008.
(16) 1 of every 3 of the shares listed for each shareholder in the column titled "Number of Shares Offered Pursuant to this Prospectus" is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.35 per share, until September 9, 2008.
(17) Includes 100,000 shares issuable upon exercise of common stock purchase warrants, at $1.00 per share, until June 9, 2008.
(18) 1 of every 3 of the shares listed for each shareholder in the column titled "Number of Shares Offered Pursuant to this Prospectus" is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.35 per share, until October 14, 2008.
(19) Andrew Worden has investment and voting control over the shares of common stock beneficially owned by Barron Partners, LP.
(20) William Muller has investment and voting control over the shares of common stock beneficially owned by Muller Family Limited Partnership.
(21) 3 of every 7 of the shares listed for each shareholder in the column titled "Number of Shares Offered Pursuant to this Prospectus" are issuable upon exercise of common stock purchase warrants, at an exercise price of $1.40 per share, until September 22, 2008.
(22) Andrew Worden has investment and voting control over the shares of common stock beneficially owned by Barron Capital Advisors LLC.
(24) Alex Fuchs has investment and voting control over the shares of common stock beneficially owned by Aludel Fund, L.P.
(25) 1 of every 3 of the shares listed for each shareholder in the column titled "Number of Shares Offered Pursuant to this Prospectus" is issuable upon exercise of common stock purchase warrants, at an exercise price of $1.50 per share, for a period of 5 years.
(26) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Peter S. Lynch Charitable Remainder Unitrust.
(27) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by The Lynch Foundation.
(28) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Lynch Children's Trust fbo Anne Lynch.
(29) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Lynch Children's Trust fbo Elizabeth Lynch.
(30) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Lynch Children's Trust fbo Mary Lynch.
(31) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Peter S. Lynch Charitable Lead Annuity Trust.

(32) Peter S. Lynch has investment and voting control over the shares of common stock beneficially owned by Peter S. Lynch Charitable Lead Unitrust.
(33) David Boker has investment and voting control over the shares of common stock beneficially owned by Core Fund. L.P.
(34) Steven Clearman has investment and voting control over the shares of common stock beneficially owned by Kinderhook Partners.
(35) Bob Malone has investment and voting control over the shares of common stock beneficially owned by Winslow Evans & Crocker Incorporated. Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 5 years, and 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, for a period of 3 years.
(36) Richard Melinsky has investment and voting control over the shares of common stock beneficially owned by Max Communications, Inc. Includes
      50,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 3 years.
(37) Shai Stern has investment and voting control over the shares of common stock beneficially owned by Stern & Company. Includes 13,333 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 3 years.
(38) Alex Fuchs has investment and voting control over the shares of common stock beneficially owned by Aludel Fund LP. Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.40 per share, for a period of 5 years.
(39) Anthony Marchese has investment and voting control over the shares of common stock beneficially owned by Monarch Capital Group LLC. Includes 7,500 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.25 per share, for a period of 5 years.
(40) Jeff Puglisi has investment and voting control over the shares of common stock beneficially owned by Puglisi & Co. Includes 80,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, for a period of 5 years.
(41) Jeff Puglisi has investment and voting control over the shares of common stock beneficially owned by Puglisi Capital Partners, LP.
(42) Evan Greenberg has investment and voting control over the shares of common stock beneficially owned by Meadowbrook Capital Management, LP.
(43) Chuck Lipson has investment and voting control over the shares of common stock beneficially owned by CSL Associates, LP.
(44) Rick Schottenfeld has investment and voting control over the shares of common stock beneficially owned by Schottenfeld Qualified Associates LP.
(45) Includes 12,500 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, until March 24, 2008.
(46) Includes 6,250 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.50 per share, until March 24, 2008.
(47) Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.25 per share, until October 1, 2008.
(48) Includes 50,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.15 per share, until January 1, 2006.
(49) Includes 150,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.15 per share, until October 1, 2008.
(50) Includes 100,000 shares of common stock issuable upon exercise of common stock purchase warrants, at $1.25 per share, until October 1, 2008.

                              PLAN OF DISTRIBUTION

      The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

      The selling security holders may sell the securities in one or more of the following methods, which may include crosses or block transactions:

      o through the "pink sheets,"on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time- to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

      o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

      o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

      o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

      Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

      At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to be delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

      We have informed the selling security holders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

      Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

      The following analysis of our financial condition should be read in conjunction with the Consolidated Financial Statements contained herein, including footnote disclosures, and it should be understood that this discussion is qualified in its entirety by the foregoing and other, more detailed financial information appearing elsewhere in this registration statement.

      Historical results of operations and the percentage relationships among any amounts included in the Statement of Operations and any trends which may appear to be inferable there from, should not be taken as being necessarily indicative of trends of operations or results of operations for any future periods.

OVERVIEW OF ACCOUNTING POLICIES

      The accompanying financial statements include our accounts and the accounts of our wholly- owned subsidiary. All significant intra company accounts and transactions are eliminated in consolidation. Prior to October 2001, the financial statements are those of Trans-Logistics, Inc., the only operating company at that time.

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Operating revenues for truck brokerage services are recognized on the date the freight is delivered. Related costs of delivery of shipments in transit are accrued as incurred. Revenues from warehousing services are recognized as the services are performed.

      Cash equivalents consist of all highly liquid debt instruments purchased with an original maturity of three months or less.

      The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

      We extend credit to various customers based on the customer's ability to pay. We provide for estimated losses on accounts receivable based on bad debt experience and a review of existing receivables.

      Equipment is recorded at cost. Depreciation is calculated by the straight line method over the estimated useful lives of the assets, ranging generally from 2 to 7 years. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

      Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

      Basic earnings per share ("EPS") is calculated by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be antidilutive.

      Financial instruments, which potentially subject us to concentrations of credit risk, include trade receivables. Concentration of credit risk with respect to trade receivables is limited due to our large number of customers and wide range of industries and locations served.

      Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance- sheet financial instruments approximated their fair values. These financial instruments include cash, notes receivable, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of our debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities.

      On January 1, 2002, we adopted Statements of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses the financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. The adoption of SFAS 144 did not have an impact on our financial position or results of operations. In accordance with SFAS 144, the carrying values of long-lived assets are periodically reviewed by us and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value.

      In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for us for exit or disposal activities that are initiated after December 31, 2002. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as defined, was recognized at the date of an entity's commitment to an exit plan. We adopted SFAS 146 for all exit or disposal activities that were initiated after December 31, 2002, which did not have a material effect on our financial statements.

      The FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which is effective for the Company as of January 1, 2003. This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock- based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee.

      Certain minor reclassifications have been made in the 2001 financial statements to conform to the classifications used in 2002. These reclassifications had no effect on total assets, stockholders' equity, total cash flows or net income.

                COMPARISON OF THE YEARS ENDED DECEMBER 31, 2002
                             AND DECEMBER 31, 2001

Results of Operations

      Revenues  increased  approximately  $1,527,800,  or 18%, to  approximately
$9,995,000 for the year ended December 31, 2001 as compared to approximately $8,467,200 for the year ended December 31, 2001. This increase was primarily due to (i) an increase in core service offerings and client acceptance of these offerings; (ii) enhanced agent services and alliances resulting from these offerings; and (iii) various expansion into related business lines.

      Costs of  services  provided,  which  consist  primarily  of  payment  for trucking services, fuel, insurance, sales, marketing and general and administrative support increased by approximately $271,900 or 4%, to approximately $7,781,600 for the year ended December 31, 2002, as compared to approximately $7,509,700 for the year ended December 31, 2001. As a percentage of revenues, trucking and transport related services of fuel, insurance, sales and marketing are aggregated as cost of goods sold and amounted to 78% of related revenues for the year ended December 31, 2002, as compared to 89% for the year ended December 31, 2001. General and administrative expenses decreased from 17% for the year ended December 31, 2001, to 12% for the year ended December 31, 2002.

      General and administrative expenses increased by approximately $425,000 or 32%, to approximately $1,743,400 for the year ended December 31, 2002, up from approximately $1,318,400 for the year ended December 31, 2001. This increase was a result of (i) bad-debt expenses from a failed merger with Logistics Management Resources, Inc. in 2001; (ii) increased costs of being a fully reporting public company; and (iii) an increase in staff and facilities costs through the year to manage growth.

      Gross margin increased by approximately $1,255,356 or 131%, to approximately $2,212,874 for the year ended December 31, 2002, as compared to approximately $957,518 for the year ended December 31, 2001. This increase is primarily attributed to (i) reducing fixed costs; (ii) linking fuel surcharges;
(iii) converting contract based conduit services to term agreements with customers; and (iv) implementing various control methods that have yielded favorable results during this fiscal year.

      We had no loss in investment value in the fiscal year ended December 31, 2002, when compared with a loss in investment value of $78,999 for the fiscal year ended December 31, 2001, booked consequential to its settlement for expenses caused at the time of the recision with a failed merger. This loss resulted primarily from the value realized by us at the time of sale of the securities tendered in that settlement and the value of those securities at the time we received them.

      We earned $374,115 for the fiscal year ended December 31, 2002, as opposed to losses from continuing operations before provisions for income taxes that approximated ($656,421) for the fiscal year ended December 31, 2001. This was primarily due to cost cutting, enhanced profit margins and no one-time material adverse events as occurred in the prior year.

      Net earnings for the period ended December 31, 2002, were $374,115 compared with a net loss for the period ended December 31, 2001, of approximately $656,421. Basic EPS from continuing operations for the year ended December 31, 2002, increased by $.16 to $.06 per share, as compared to net loss of ($.10) per share for December 31, 2001.

      Earnings before interest, taxes and depreciation (EBITD) were $614,992 for the fiscal year ended December 31, 2002. Revenues for the trucking segment increased approximately $2,464,800 or 44%, to approximately $8,061,123 for the year ended December 31, 2002, as compared to approximately $5,596,318 for the year ended December 31, 2001. This increase was primarily due to (i) increased sales and marketing efforts in the development of agents and fulfillment channels; (ii) contract based sales to significant clients that resulted in increased revenues; and (iii) additional availability of cash and cash equivalent assets consequential to reduction of requirements for the warehouse segment.

      Revenues for the warehouse segment decreased approximately $959,761 or 34%, to approximately $1,899,687 for the year ended December 31, 2002, as compared to approximately $2,859,448 for the year ended December 31, 2001. This decrease was primarily due to (i) a change of focus to reflect management's desire to provide supply-chain and warehouse services on a contract basis; (ii) contract focus resulting in efforts to secure smaller, regional staging warehouse facilities; and (iii) movement of assets to a new facility in Evansville, Indiana in connection with a contract relationship which resulted in a reduction of revenues for the same period.

COMPARISON OF THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND THE
THREE MONTHS ENDED SEPTEMBER 30, 2002.

Results of Operations

      Revenues increased approximately $1,809,000, or 82%, to approximately $4,026,000 for the three months ended September 30, 2003 as compared to approximately $2,217,000 for the period ended September 30, 2002. This increase was primarily due to (i) increase in core service offerings and client acceptance of these offerings, (ii) enhanced agent services and alliances resulting from these offerings, (iii) the results of cross-marketing and selling efforts to capture larger opportunities within our current client base, (iv) various expansion into related business lines and contract based freight relationships, specifically the opening of our contract freight facility in Evansville, IN and our four year relationship with a national logistics company to provide services for a Fortune 500(TM) manufacturing firm, and (v) sale of the rights to our software code for $250,000.

      Costs of services provided, which consist primarily of payment for trucking services, fuel, insurance, and other direct costs increased by approximately $1,123,000 or 65%, to approximately $2,860,000 for the three months ended September 30, 2003, as compared to approximately $1,737,000 for the three months ended September 30, 2002. As a percentage of revenues trucking and transport related services of fuel, insurance, and other direct costs are aggregated as cost services and amounted to 71% of related revenues for the three months ended September 30, 2003, as compared to 78% of revenues for the three months ended September 30, 2002. This increase was primarily based upon (i) corresponding increase in sales, and (ii) sustained efforts to increase margin, increase of break-point effect (resulting from increase in revenue in warehouse, L-T-L and expedited transportation business and lower fixed cost burden spread over greater sales volume) and technology enabling movement of expenses to specific burden levels that combined to increase gross profit margins.

      Gross profit increased by approximately $686,000, or 143%, to approximately $1,166,000 for the three months ended September 30, 2003, as compared to approximately $480,000 for the three months ended September 30, 2002. This increase is primarily attributed to (i) break-point effect (resulting from increase in revenue in warehouse, L-T-L and expedited transportation business and lower fixed cost burden spread over greater sales volume) and technology enabling movement of expenses to specific burden levels that combined to increase gross profit margins, and (ii) sale of the rights to our software code for $250,000.

      Selling, general and administrative expenses increased by approximately $738,000, or 208%, to approximately $1,093,000 for the three months ended September 30, 2003, up from approximately $355,000 for the three months ended September 30, 2002. This increase was in large part due to: (i) expenses associated with new technology and customer service initiatives, (ii) implementation of new technology and reclassification of expenses as support to a particular line of business, as opposed to cost of services previously (iii) increase in sales and support costs associated therewith and (iv) enhanced selling and marketing costs to capture contract based freight revenues.

      We realized income from continuing operations before interest, taxes, depreciation and amortization (EBITDA) of approximately $257,000 for the three months ended September 30, 2003, compared with income from continuing operations before interest, taxes, depreciation and amortization (EBITDA) of $221,000 for the three months ended September 30, 2002.

      The income tax provision was approximately $21,200 for the three months ended September 30, 2003, compared with no provision for income taxes for the three months ended September 30, 2002. Differences between the effective tax rate used for 2003 and 2002, as compared to the statutory rate, are primarily due to a net operating loss carryover, permanent differences and adjustments to the deferred tax asset valuation allowance.

      We earned approximately $52,000 for the three months ended September 30, 2003, compared to approximately $126,000 for three months ended September 30, 2002. This was primarily due to the increased Selling, General and Administrative costs resulting from our expansion and technology implementation expenses incurred in preparation for supporting our growth plans.

      Basic earnings per share from continuing operations for the three months ended September 30, 2003 decreased by $.01 to $.01 per share, as compared with $.02 per share for the three months ended September 30, 2002.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE NINE
MONTHS ENDED SEPTEMBER 30, 2002.

Results of Operations

      Revenues increased approximately $4,084,000, or 66%, to approximately $10,234,000 for the nine months ended September 30, 2003 as compared to approximately $6,150,000 for the nine months ended September 30, 2002. This increase was primarily due to (i) increase in core service offerings and client acceptance of these offerings, (ii) enhanced agent services and alliances resulting from these offerings, (iii) various expansion into related business lines and contract based freight relationships, specifically the opening of our contract freight facility in Evansville, IN and our four year relationship with a national logistics company to provide services for a Fortune 500(TM) manufacturing firm, (iv) continued growth in all sectors, product types and geography of our business for the first nine months of this year, and (v) sale of the rights to our software code for $250,000.

      Costs of services provided, which consist primarily of payment for trucking services, fuel, insurance, and other direct costs increased by approximately $2,751,000 or 59%, to approximately $7,436,000 for the nine months ended September 30, 2003, as compared to approximately $4,685,000 for the nine months ended September 30, 2002. As a percentage of revenues trucking and transport related services of fuel, insurance and other direct costs are aggregated as cost services and amounted to 73% of related revenues for the nine months ended September 30, 2003, as compared to 76% for the nine months ended September 30, 2002. This increase was primarily due to corresponding increase in sales.

      Gross profit increased by approximately $1,333,000, or 91%, to approximately $2,798,000 for the nine months ended September 30, 2003, as compared to approximately $1,465,000 for the nine months ended September 30, 2002. This increase is primarily attributed to (i) coincidental increase in sales, and (ii) sale of the rights to our software code for $250,000.

      Selling, general and administrative expenses increased by approximately $1,159,000, or 98%, to approximately $2,339,000 for nine months ended September 30, 2003, up from approximately $1,180,000 for the nine months ended September 30, 2002. This increase was in large part due to: (i) expenses associated with new technology and customer service initiatives, (ii) implementation of new technology and reclassification of expenses as support to a particular line of business, as opposed to cost of services previously (iii) increase in sales and support costs associated therewith and (iv) enhanced selling and marketing costs to capture contract based freight revenues.

      The income tax provision was approximately $134,000 for the nine months ended September 30, 2003, compared with no provision for the nine months ended September 30, 2002. Differences between the effective tax rate used for 2003 and 2002, as compared to the statutory rate, are primarily due to a net operating loss carryover, permanent differences and adjustments to the deferred tax asset valuation allowance.

      We earned approximately $326,000 for the nine months ended September 30, 2003, compared to approximately $285,000 for nine months ended September 30, 2002. This was primarily due to increased sales, strong margins and offset increase in Selling, General & Administrative expenses resulting from our preparation and support of ongoing growth initiatives.

      Basic earnings per share from continuing operations for the nine months ended September 30, 2003 and 2002 were $.04 per share. Diluted earnings per share from continuing operations for the nine months ended September 30, 2003 increased $.01 per share to $.04 per share, when compared with $.03 per fully diluted share for the nine months ended September 30, 2002.

LIQUIDITY AND CAPITAL RESOURCES

      We had cash of approximately $1,876,000 at September 30, 2003, compared with cash balances of approximately $4,000 at December 31, 2002. This change of approximately $1,872,000 was a result of completion of our private placement offering, reduction of outstanding moneys we owed to vendors and creditors and deployment of capital in anticipation of the acquisition of the assets of Murphy Surf Air from bankruptcy, as well as preparation for the acquisition of Bullet Air Freight. In connection with the anticipated purchase of the assets of Murphy Surf Air, we advanced approximately $1,427,000 against the purchase as of September 30, 2003, in addition to accounts receivable which retain offset rights pursuant to the agency agreement dated September 2002.

      We have added Comdata to our financing sources as part of a desire to reduce costs and enhance services offered for factoring fees. Comdata offers various credit and collections services as part of its hybrid factoring facility. We had outstanding balances due Comdata of approximately $1,138,000 as of September 30, 2003.

      We began performing contract based freight services in May 2003 as part of a long-term contract that provides for dedicated delivery services (DDS) in Evansville, IN. as part of our continued expansion into contract based freight opportunities. We are to provide staging, processing, delivery and report integration from a regional cross-dock hub facility in Evansville, IN to points in Indiana and surrounding areas on behalf of a national logistics service company for a Fortune 500(TM) manufacturing firm.

      There were significant cash requirements on us related to preparing for a new dedicated delivery contract. The terms of the agreement provide for the reimbursement of virtually all costs associated with the contract, including such expenses as overhead allocation and set-up expenses, however these expenses are to be reimbursed evenly over the four-year contract, which from a cash- flow basis has been a significant use of cash in the second quarter.

      We have embarked on upgrades to technology and support infrastructure that we believe will enhance cash flows by providing customers and customer service representatives with access to delivery information and documentation that will enable efficient collections of accounts receivable from customers. There is no assurance that we will be able to obtain financing on terms favorable to us or successfully implement infrastructure upgrades pursuant to our plans.

      Our strategy is to continue to expand through acquisitions and internal development. We intend to seek, on a selective basis, acquisition of businesses that have product lines or services which complement and expand our existing services and product lines, and provide us with strategic distribution locations or attractive customer bases. Our ability to implement our growth will depend on a number of things, which may be beyond our control. Successful deployment of this strategy will be dependent on our ability to identify, consummate and assimilate such acquisitions on desirable economic terms. There can be no assurance that we will be successful in implementing our growth strategy. Our ability to implement our growth strategy will also be dependent upon obtaining adequate financing. We may not be able to obtain financing on favorable terms.

      On July 9, 2003, we closed a private placement pursuant to which we issued a total of 2,673,334 shares of our common stock, par value $0.001 per share, and warrants to purchase up to 1,336,667 shares of our common stock, par value $0.001 per share, for $1.25 per share for a period of 5 years, to 58 accredited investors. We received $2,005,000 in consideration for the issuance of the securities, less placement agent fees and other offering costs associated with the private placement. The securities were issued pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. We incurred offering costs of approximately $310,000 in cash and 267,333 shares of common stock, in addition to 133,667 warrants to purchase stock at a strike price of $1.25 per share, in connection with this offering. These investors purchased the securities for investment purposes and the securities they received were marked with the appropriate restrictive legend.

      We entered into discussions with a total of 10 institutional investors, existing shareholders, and accredited investors that resulted in those 10 investors making an investment in us under an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. These investors purchased 3,743,999 shares of common stock, par value $0.001 per share, and warrants to purchase up to 2,724,499 shares of our common stock, par value $0.001 per share, for a weighted average of $1.40 per share for a period of 5 years. We received $2,810,000 in connection with this offering and incurred offering costs approximating $510,000 in cash and 300,000 options to purchase common stock at a strike price of $1.40 per share. Securities purchased pursuant to this offering have been marked with the appropriate restrictive legend.

      On October 14, 2003, we raised $90,000 through the issuance of a total of 120,000 shares of our common stock, par value $0.001 per share, and warrants to purchase up to 60,000 shares of our common stock, par value $0.001 per share, for $1.35 per share for a period of 5 years, to 3 accredited investors. The securities were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the securities for investment purposes and the securities they received were marked with the appropriate restrictive legend.

                                    BUSINESS

      Segmentz, Inc. (the "Company"), a Delaware corporation, based in Tampa, Florida provides transportation logistics management services and support for mid-sized and national corporate clients. We serve direct users of transport, storage, staging, warehouse services and other logistics services. Our principal executive offices are located at 18302 Highwoods Preserve Parkway, Suite 100, Tampa, Florida 33467. The telephone number is (813) 989-2232. Our internet web addresses are http://www.segmentz.com and http://www.segmentz.net.

      We provide several niche services within the industry, more broadly known as the supply chain management industry, including transportation logistics, management and delivery. We serve direct users of transport, storage, staging, warehouse service and other logistics services, as well as larger companies that include Bax Global ("Bax"), Quebecor World Logistics, Inc. ("Quebecor"), and CH Robinson, Inc. (CH Robinson"). We offer 4 core transportation services to over 1,000 clients:

      (1)   Third Party Logistics Services (3PL)
      (2)   Truckload & LTL (less-than-truckload)
      (3)   Expedited freight services
      (4)   Air-freight forwarding services

      Segmentz, Inc. is a third party logistics provider of transportation and management services to its target client base, ranging from mid-sized to Fortune 100(TM) companies, through its network of terminals in the Southeast and Midwest United States. The Company's services include:

      We arrange truckload and less-than-truckload (L-T-L) transportation utilizing company equipment, dedicated owner operator fleet, a nationwide agent network and extensive contract carriers throughout all 48 continental states, Mexico and Canada. Revenues from Domestic Transportation represented approximately 42% of total revenues for the nine month period ended September 30, 2003.

      We provide local pickup and delivery services on a tight or irregular time schedule through our agent relationships on an overnight or two day basis. Revenues from Expediting Services represented approximately 40% of total revenues for the nine month period ended September 30, 2003.

      We provide our customers with a seamless solution for time-definite ground transportation to become a cost effective and highly reliable extension of the customers' own distribution system. Revenues from Dedicated Delivery Services represented approximately 18% of total revenues for the six month period ended September 30, 2003

      We have developed a regional presence within the mid United States, focusing on the Southeast and Midwest regions. We offer cross-dock and small staging facilities which enable high- velocity movement of freight into local distribution environments and support national firms with fairly priced delivery of goods and materials and contract based service levels and pricing.

      Our strategy is to continue to expand through acquisitions and internal development. We intend to seek, on a selective basis, acquisition of businesses that have product lines or services which complement and expand our existing services and product lines, and provide us with strategic distribution locations or attractive customer bases. Our ability to implement our growth strategy will be dependent on our ability to identify, consummate and assimilate such acquisitions on desirable economic terms.

      INDUSTRY OVERVIEW

      Third party logistics companies provide numerous services to clients on an outsourced basis, by contract and on demand. The continued growth of this industry has created secondary market opportunities to provide low-cost delivery to the endpoint, in addition to supply chain services of warehousing, inventory management and electronic interface with customers and suppliers. Third Party logistics companies provide customized domestic and international freight transportation of customers' goods and packages, via truck, rail, airplane and ship, and provide warehousing and storage of those goods. Many companies utilize information systems and expertise to reduce inventories, cut transportation costs, speed delivery and improve customer service. The third-party logistics services business has been bolstered in recent years by the competitiveness of the global economy, which causes shippers to focus on reducing handling costs, operating with lower inventories and shortening inventory transit times. Using a network of transportation, handling and storage providers in multiple transportation modes, third-party logistics services companies seek to improve their customers' operating efficiency by reducing their inventory levels and related handling costs. Many third-party logistics service providers are non-asset-based, primarily utilizing physical assets owned by others in multiple transport modes.

      The third-party logistics services business increasingly relies upon advanced information technology to link the shipper with its inventory and as an analytical tool to optimize transportation solutions. This trend favors the larger, more professionally managed companies that have the resources to support a sophisticated information technology infrastructure. By outsourcing all non-core business services to third party providers, companies can help to control costs, eliminate staff and focus on internal business. Furthermore, this kind of outsourcing is often done in lockstep with "unit pricing" models that provide for a variable price that is less than the current pricing available to a company. This method is calculated on a unit basis, enabling a company to price logistics, storage, shipping, staging and related services into their wholesale pricing matrix and providing a scalable solution that scales downwards in an off economy, as well as upwards as the market demands. Such models are popular as "risk sharing," an outsourcing concept that has been adopted in many support and third party service arenas, enabling outsourced companies to build critical mass, method and pricing efficiencies, and to pass these efficiencies on to clients in pricing schedules that help clients build competitive market positions that are measurably more predictable.

      PRODUCTS AND SERVICES

      General

      We are a third party logistics provider of transportation and management services to our target client base, ranging from mid-sized to Fortune 100(TM) companies, through our network of terminals in the Southeast and Midwest United States. Our services include:

      Domestic Transportation- We arrange truckload and less-than-truckload (L-T-L) transportation utilizing company equipment, dedicated owner operator fleet, a nationwide agent network and extensive contract carriers throughout all 48 continental states, Mexico and Canada. Revenues from Domestic Transportation represented approximately 42% of total revenues for the nine month period ended September 30, 2003.

      Expediting Services- We provide local pickup and delivery services on a tight or irregular time schedule through our agent relationships on an overnight or two day basis. Revenues from Expediting Services represented approximately 40% of total revenues for the nine month period ended September 30, 2003.

      Dedicated Delivery Services- We provide our customers with a seamless solution for time- definite ground transportation to become a cost effective and highly reliable extension of the customers' own distribution system. Revenues from Dedicated Delivery Services represented approximately 18% of total revenues for the nine month period ended September 30, 2003

      FACTORING

      Factoring is the business of buying debts at a discount so as to make a profit from collecting them. Accounts receivable are sold to the factoring companies. We factor substantially all of our accounts receivable and during the period ended December 31, 2002, we engaged the services of 3 factoring companies. We may be subject to offset rights from the factoring company in the event that any trade receivables are not paid within 90 days. The most recent agreement provides for the payment of factoring fees at 2.5% of each invoice factored. Accounts receivable factored for year ended December 31, 2002, and the nine months ended September 31, 2003:

                                            Year Ended        Nine Months Ended
                                             12/31/02              9/30/03
                                             --------              -------

Factored Accounts                           $6,903,364          $ 8,561,277
Customer Payments (charge backs)            (5,194,267)         $(7,423,681)
Amount due to Factoring Companies           $1,709,097          $ 1,137,596

      GROWTH STRATEGY

      The growth market for third-party logistics support and supply chain management services continues to expand significantly and we intend to combine our disparate product offerings to customers to create an integrated suite of management tools, decision making tools, reporting tools and support services that will enable sole source and limited source contract opportunities for existing and new clients. We have significant experience, acquired in our Quebecor relationship, which we believe will demonstrate to existing and new clients, our ability to deliver a managed turnkey solution for staging, transportation, inventory and distribution of products across the supply chain.

      We have acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services to those we currently provide or to expand our geographic presence. There can be no assurance that the businesses that we have acquired in the past or any businesses that we may acquire in the future can be successfully integrated. While we believe that we have sufficient financial and management resources to successfully conduct our acquisition activities, there can be no assurance in this regard or that we will not experience difficulties with customers, personnel or others. Our acquisition activities involve more difficult integration issues than those of many other companies because the value of the companies we acquire comes mostly from their business relationships, rather than their assets.

      The integration of business relationships poses more of a risk than the integration of tangible assets because relationships may suddenly weaken or terminate. Further, logistics businesses we have acquired, and may acquire in the future, compete with many customers of our wholesale operations and these customers may shift their business elsewhere if they believe our retail operations receive favorable treatment from our wholesale operations. In addition, although we believe that our acquisitions will enhance our competitive position and business and financial prospects, there can be no assurances that such benefits will be realized or that any combination will be successful.

      RECENT ACQUISITIONS

      On October 1, 2003, we closed a transaction in which we acquired all the outstanding capital stock of Bullet Freight Systems of Miami, Inc., Bullet
Freight Systems of Palm Beach, Inc., Bullet Courier Services, Inc., Bullet Freight Systems, Inc. in consideration for the payment of $225,000 in cash, 200,000 shares of common stock of Segmentz, Inc., and conditional payments that could total $400,000 over a four year period. Bullet is a company that provides local pickup, delivery, warehouse and expedited freight services in Miami and Palm Beach, FL.

      On December 31, 2003, we closed a transaction in which we acquired all of the outstanding capital stock of Dasher Express, Inc. in consideration for the payment of $1,300,000 cash, conditional payments that could total up to $800,000 over a four year period, and the issuance of 538,462 share of Segmentz, Inc. common stock. Dasher is in the business of providing expedited trucking, schedule line haul movements, trade show transportation and integrated third party logistics services. We intend to continue to operate Dasher's business as a wholly owned subsidiary.

      SALES AND MARKETING

      We plan to increase market share by implementing sophisticated state-of-the-art technology to optimize efficiency, increase profitability and to improve our corporate image. We also plan to increase brand awareness through marketing initiatives such as a newly designed web site, direct mail, advertising, collateral, trade shows, etc. We plan to increase non-asset based agent development programs in strategic locations and cross train sales staff to expand new services to existing customers.

      COMPETITION

      The transportation services industry is highly competitive. Retail businesses compete primarily against other domestic non-asset based transportation and logistics companies, asset-based transportation and logistics companies, third-party freight brokers, internal shipping departments and other freight forwarders. Our wholesale business competes primarily with over-the-road full truckload carriers, conventional intermodal movement of trailers on flat cars, and containerized intermodal rail services offered directly by railroads. We do not separate revenues for retail and wholesale service channels as all marketing and selling efforts, as well as assets and support for both channels are common. In accordance with SFAS 131, no allocation of resources or assessment of performance is considered by management in connection with the servicing of these channels. We also face competition from Internet-based freight exchanges, which attempt to provide an online marketplace for buying and selling supply chain services. Historically, competition has created downward pressure on freight rates, and continuation of this rate pressure may materially and adversely effect our net revenues and income from operations. In addition, some of our competitors have substantially greater financial and other resources. We have identified several direct competitors that offer each of the individual services that we offer. However, we believe these identified competitors offer many of these individual services merely as ancillary services and tend to focus on one main service offering (for example, truck leasing, freight forwarding, etc.). These direct competitors include:

      o Ryder Integrated Logistics, Inc. ("Ryder") is a subsidiary of the $4.9 billion transportation and logistics provider Ryder Systems, Inc. Ryder's primary business is providing truck leasing services.

      o Stonepath Group ("Stonepath") is a $140 million company that is building a global logistics services organization that integrates established logistics companies with innovative technologies. Through our subsidiaries, Stonepath is a non-asset based provider of domestic and international third-party logistics services, offering a full-range of time-definite transportation and distribution solutions.

      o Forward Air. ("FWRD") operates the largest and most comprehensive network of surface transportation for deferred air freight. The Company provides scheduled surface transportation through an expansive network of 80 terminals located on or near airports in the United States and Canada, including a central sorting facility in Columbus, Ohio, several regional hubs and direct shuttles. The Company provides these services as a cost effective alternative to air transportation of shipments that must be delivered at a specific time but are relatively less time-sensitive than traditional air freight or when air transportation is not economical. The Company has experienced rapid growth in revenue from $63.6 million in 1995 to $214.9 million in 2000, a 28% compounded annual rate, and in operating income from $6.4 million to $37.2 million over the same period, a 42% compounded annual rate. This growth has resulted from increased business with existing customers, the addition of new customers, expansion of the Company's terminal network and expansion of its service offerings.

      o Menlo Logistics, Inc. ("Menlo") is a subsidiary of $5.5 billion transportation and logistics services provider CNF. Menlo's primary business is less-than- truckload (LTL) transportation services.

      o C.H. Robinson Worldwide ("CH Robinson") is one of the largest third-party logistics providers in North America. CH Robinson's primary business is international freight forwarding brokerage.

      o EXEL Logistics ("Excel"), a British logistics company with $5.3 billion in revenues in 1999, provides global freight management, integrated transportation and warehousing. Exel's primary business is warehousing services.

      SUPPLIERS

      We use the services of various third party transportation companies. No significant third party provider results in over 10% of our revenue.

      CUSTOMERS

      Our largest customer comprised approximately 6% of our revenue for the year ended December 31, 2002, and 16% for the nine months ended September 30, 2003. The top 4 debtor balances comprised 18.6% of outstanding accounts receivable balances as of September 30, 2003, and include clients Schneider Logistics/Ford Quebecor, KIK, Inc., CH Robinson, XMT and Associates and Spice World.

      EMPLOYEES

      As of September 30, 2003, we employed 120 full time employees and utilized the services of 30 independent contract drivers. We consider our employee relations to be good, and have never experienced a work stoppage.

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

      REGULATION

      Our suppliers and our customers are subject to changes in government regulation, which could result in additional costs and thereby effect results of our operations.

      The transportation industry is subject to legislative or regulatory changes that can effect its economics. We operate in the intermodal segment of the transportation industry, which has been essentially deregulated. However, changes in the levels of regulatory activity in the intermodal segment could potentially effect us and our suppliers and customers. Future laws and regulations may be more stringent and require changes in operating practices, influence the demand for transportation services or require the outlay of significant additional costs. Additional expenditures incurred by us, or by our suppliers or vendors who would pass the costs on to us through higher prices, would adversely effect results of our operations.

      If we fail to comply with, or lose, any required licenses, governmental regulators could assess penalties or issue a cease and desist order against our operations that are not in compliance. If we expand our services internationally, we may become subject to international economic and political risks. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. Significant expansion in foreign countries will expose us to increased risk of loss from foreign currency fluctuations and exchange controls as well as longer accounts receivable payment cycles. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions or alter business practices in time to avoid the adverse effect of any of these changes.

      PROPERTIES

      We are headquartered in 8,500 square feet of leased office space located at 18302 Highwood's Preserve Parkway, Suite 100, Tampa, FL 33467. Monthly rent expense is $7,819 per month under a lease that expires August 2005. The initial lease term is for a period of 5 years and the lease agreement includes an optional lease period of an additional 3 years. As part of the lease agreement, we have issued an unused letter of credit in the amount of $40,000. The amount required of the letter of credit is reduced by $8,000 per year and may be drawn if certain lease commitments have not been met or have been violated. We also lease certain equipment under non-cancellable operating leases.

      The following is an annual schedule of future minimum rental payments required under operating leases that have an initial or remaining non-cancellable lease term in excess of 1 year as of December 31, 2003. This includes the sublease agreement we entered into on March 17, 2003, with R.W. Baird & Company that provided us with approximately 8,000 square feet of additional space at 18302 Highwoods Preserve Parkway through August 2006:

               Year Ending                           Minimum
               December 31                       Rental Payments
               -----------                       ---------------

                  2004                              $147,338
                  2005                              $143,875
                  2006                              $140,972
                  2006                               $79,089
                                                    --------
                  Total                             $511,274
                                                    ========

      We currently service fourteen locations in the Midwest and Southeast, offering pickup, delivery, truckload, less-than-truckload and expedited services in facilities that range in size between 7,000-30,000 square feet. We have regional services that support supply chain requirements of various manufacturers, importers, freight forwarders and distributors, throughout these regions, including the following locations:

      o     820 Supreme Drive, Bensenville, IL
      o     1488 Cox Avenue, Cincinnati, OH
      o     951 Air Freight Drive, Louisville, KY
      o     865 Sparta Court, Lexington, KY
      o     2320 Sterchi Street, Knoxville, TN
      o     5300 Kennedy Road, Atlanta, GA
      o     7270 NW 35th Terrace, Miami, FL
      o     1520 Latham Road, West Palm Beach, FL
      o     9210 Boggy Creek Road, Orlando, FL
      o     15000B Highway 41 North, Evansville, IN

      We also operate 4 sales agent offices across the United States in Maine, New Jersey, Georgia, Florida and Texas. These offices are located at:

      o     9 Beacon Hill, East Brunswick, NJ 08816
      o     2059 S. Hamilton, Dalton, GA 30720
      o     11448 Rene Drive, Jacksonville, FL 32218
      o     7240 Indiana Avenue, Fort Worth, TX 76137

      We believe the facilities are sized correctly and adequately provide for our immediate and foreseeable needs in the future. In the opinion of Management, these properties are adequately insured, in good condition and are suitable for our anticipated future use.

      LITIGATION

      We are not a party to any material legal actions.

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

                                   MANAGEMENT

      DIRECTORS AND EXECUTIVE OFFICERS

      The following sets forth information concerning the officers and directors, including their ages, present principal occupations, other business experience during the last 5 years, membership on committees of the board of directors and directorships in other publicly-held companies.

Name                      Age      Position with Segmentz
----                      ---      ----------------------

Allan Marshall            36       Chairman, Chief Executive Officer, Director
John S. Flynn             38       President, Chief Financial Officer, Director
Dennis M. McCaffrey       35       Chief Operating Officer, Director
David Hare                56       Director
Robert Gries              49       Director

      Allan Marshall was a director of Trans-Logistics from November 2000 to November 2001, when Trans-Logistics was acquired by TL Holdings, a wholly owned subsidiary of Segmentz. He has served as Director and the Chief Executive Officer of Segmentz since its acquisition on November 1, 2001. Prior to Trans-Logistics and Segmentz, Mr. Marshall founded U.S. Transportation Services, Inc. ("UST") in 1995, which focused on third party logistics. UST was sold to Professional Transportation Group, Inc. in January of 2000, and Professional Transportation Group ceased business in November of 2000. Prior to 1995, Mr. Marshall served as Vice President of U.S. Traffic Ltd. where he founded their USA Logistics division.

      John S. Flynn, is a Senior Managing Member of Aspen Rhodes Capital Corporation, LLC ("Aspen Rhodes"). Prior to co-founding Aspen Rhodes, Mr. Flynn was an entrepreneur, developing a nationwide computer service company, a regional environmental service firm and a management consulting firm. Mr. Flynn has completed over $500 million of funding in his career, including asset based capital market products, below investment grade bonds and private equities. He has completed numerous merger transactions and consulting related to acquisitions for small and micro cap public companies, including Westbury Metals Group, US Automotive and RT Industries during his career.

      Dennis McCaffrey served as the Chief Operations Officer of UST from 1996 before joining the Company in November 2000. He was responsible for creating and implementing strategic business plans, supervising operations staff, designing and managing all sales and marketing programs, assisting in the design and implementation of internal software program and forming strategic alliances with contract carriers including U.S. Express, MS Carriers, Heartland Express, and Swift Transportation. When UST was sold to Professional Transportation Group in 2000, Mr. McCaffrey served as an Operations Manager for the Florida division. Mr. McCaffrey also worked as the Operations Manager for the U.S. operations of U.S. Traffic Ltd. from 1992 to 1996. Previously, Mr. McCaffrey served in the United States Marine Corps from 1988 to 1992. Mr. McCaffrey, as Chief Operating Officer, is directly responsible for the management, growth and success of Trans-Logistics transportation, brokerage, and logistics operations.

      David J. Hare accepted an invitation to the Company's Board of Directors in October, 2003 and formally joined the Board of Directors in January 2004 after the Company had met conditions agreed upon. He was the Group President, Polo Ralph Lauren Stores from 1997 through 2001 and was, prior to such time, President and Chief Executive Officer of PRC since 1993. Mr. Hare assumed responsibility for PRC's operations when Polo merged certain of its Polo store operations with Perkins Shearer, Inc. to form PRC in 1993. Prior to that, he had been President and Chief Executive Officer of Perkins Shearer, Inc. since 1969. their USA Logistics division.

      Robert Gries joined the Company's Board of Directors in January 2004. He is a principal investor in Sports Funding Inc., a company that provided term capital to Segmentz in February 2003. Mr. Gries is the largest shareholder of the Orlando Predators, a founding team in the Arena Football League and was previously general partner of the Tampa Bay Storm, also a founding team of the Arena Football League.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES
      AND EXCHANGE ACT OF 1934

      Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") and any securities exchanges on which the equities of the Company trade, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. No filings of such persons have been made to date.

      LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

      As authorized by the Delaware General Corporation Law, our certificate of incorporation and bylaws provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

      o any breach of the director's duty of loyalty to the Company or its shareholders;
      o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
      o unlawful payments of dividends or unlawful stock redemptions or repurchases; or
      o any transaction from which the director derived an improper personal benefit.

      These provisions limit our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. These provisions do not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

      Our certificate of incorporation and bylaws further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

      DIRECTOR COMPENSATION

      Our Board appoints the executive officers to serve at the discretion of the Board. Directors who are also employees receive no compensation for serving on the Board. Our non-employee directors receive options to purchase shares of common stock at the market price on the date they agree to serve on the Board, reimbursement of expenses incurred consequential to their service and additional options at each anniversary of service. We intend to reimburse non-employee directors for travel and other expenses incurred in connection with attending the Board meetings.

      EMPLOYMENT AGREEMENTS

      We have entered into an employment agreement with Allan Marshall, our Chief Executive Officer, which terminates on November 15, 2006. The agreement shall be automatically extended for an additional one-year period after the initial term unless at least 30 days prior to the termination date either the Company or Mr. Marshall give written notice to the other that the employment agreement will not be renewed. In addition to auto, cellular and other expense allowances, Mr. Marshall will receive an annual base salary of $150,000 which may be increased at the discretion of the Board. Mr. Marshall may also be eligible to receive an annual bonus based on the Company's financial performance in the form of stock options and cash not to exceed 15% of his base salary.

      In January 2004, the Board of Directors entered into an employment agreement with John S. Flynn, our President, which terminates December 31, 2006, replacing the agreement that had been agreed to in December 2002. In addition to auto, health and cellular phone reimbursement, this agreement provides for an initial annual base salary of $110,000, and an annual bonus at the discretion of the Board of Directors.

      In September, 2003, the Board of Directors entered into an employment agreement with Dennis M. McCaffrey, our Chief Operating Officer, which terminates December 31, 2006. In addition to auto, health, cellular phone reimbursement, this agreement will provide for an annual base salary of $96,250 and bonus at the discretion of the Board of Directors.

                             EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE

      The following table sets forth information relating to the compensation we paid during the past 3 fiscal years to our President and Chief Executive Officer and to each of our executive officers who earned more than $100,000 during the fiscal years ended December 31, 2000, 2001 and 2002:

                                                                           Long Term
                                                                      Compensation Awards
                               Annual Compensation          ----------------------------------------
                          -----------------------------     Other Annual    Securities    Underlying
Name/Principal Position    Year       Salary      Bonus     Compensation     Options     # of Shares
----------------------------------------------------------------------------------------------------

Allan Marshall             2002      $150,000        --          --            --            --
CEO                        2001            --        --          --            --            --
                           2000            --        --          --            --            --
John S. Flynn              2002      $138,000        --          --            --            --
President, CFO             2001            --        --          --            --            --
                           2000            --        --          --            --            --

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning our grant of options to purchase shares of our common stock and stock appreciation rights ("SARs") during the fiscal year ended December 31, 2002, to our President and Chief Executive Officer and to each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2002:

                                                    Percent of
                                      Number of    Total Options/
                                     Securities     SARs Granted
                                     Underlying     To Employees       Exercise Or
                                    Options/SARs      In Fiscal        Base Price
Name/Position         Granted (#)       Year           ($/Sh)        Expiration Date
-------------         -----------   ------------   --------------    ---------------
Allan Marshall               --          --               --                --
CEO

John S. Flynn           100,000          --               --              1.25
 President, CFO                                                         9/4/2008

Dennis McCaffrey        100,000          --               --              1.25
COO                                                                     9/4/2008


STOCK OPTION PLAN

      On November 1, 2001, our majority stockholders approved the 2001 Stock Compensation Plan ("2001 Plan"). The number of shares of common stock which may be issued under the 2001

Plan shall initially be 600,000 shares which amount may, at the discretion of the Board, be increased from time to time to a number of shares of common stock equal to 5% of the total outstanding shares of common stock, provided that the aggregate number of shares of common stock which may be granted under the 2001 Plan shall not exceed 600,000 shares. We may also grant options under the 2001 Plan to attract qualified individuals to become employees and non-employee directors, as well as to ensure the retention of management of any acquired business operations. Under the 2001 Plan, we may also grant restricted stock awards. Restricted stock represents shares of common stock issued to eligible participants under the 2001 Plan subject to the satisfaction by the recipient of certain conditions and enumerated in the specific restricted stock grant. Conditions which may be imposed include, but are not limited to, specified periods of employment, attainment of personal performance standards or our overall financial performance. The granting of restricted stock represents an additional incentive for eligible participants under the 2001 Plan to promote our development and growth and may be used by Management as another means of attracting and retaining qualified individuals to serve as our employees and directors. Currently, the Company has granted the 600,000 options as provided for in its 2001 Plan.

OPTION EXERCISES AND HOLDINGS

      The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2003, to our President and Chief Executive Officer and to each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2002:

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values



                                                                                                 Number of
                                                                                                Securities
                            Value of                                                            Underlying
                          In-The-Money            Shares                                        Unexercised
                          Options/SARs           Acquired                                      Options/SARs
                          At FY-End ($)             on                    Value                At FY-End(#)
                          Exercisable/           Exercise               Realized               Exercisable/
Name/Position                  (#)                  ($)               Unexercisable            Unexercisable
------------------------------------------------------------------------------------------------------------
Allan Marshall                 --                   --                     --                       --
CEO

John S. Flynn                  --                   --                     --                       --
President, CFO

Dennis McCaffrey               --                   --                     --                       --
COO


              Long-Term Incentive Plans Awards in Last Fiscal Year



                                                                                Performance
                                                       Number                    or Other
      Estimated Future Payouts Under                  of Shares                 Period Until
         Non-Stock Price-Based Plans                  Units or        Maturation Threshold  Target Maximum
      ------------------------------                Other Rights      ------------------------------------
Name                                   (#)            or Payout          ($or #)     ($or #)  ($ or #)
------------------------------------------------------------------------------------------------------
Allan Marshall, CEO                    --                --                --          --       --

John S. Flynn, President and CFO       --                --                --          --       --
President, CFO

Dennis McCaffrey, COO                  --                --                --          --       --


                             PRINCIPAL SHAREHOLDERS

      The following table sets forth information known to us, as of the date of this prospectus, relating to the beneficial ownership of shares of common stock by:

      o each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
      o     each director;
      o     each executive officer; and
      o     all executive officers and directors as a group

      Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this prospectus, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

      Except with respect to beneficial ownership of shares attributed to the named person, the following table does not give effect to the issuance of shares in the event outstanding common stock purchase warrants are exercised.

      We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Segmentz, Inc., 18302 Highwoods Preserve Parkway, Suite 100 Tampa, Florida 33647.

Name/Address of                   Amount and Nature of            Percentage
Beneficial Owner                  Beneficial Ownership             of Class
----------------                  --------------------            ----------

Allan Marshall (1)                   3,196,161                       16.1%
John S. Flynn (2)                      400,000                        2.0%
Dennis M. McCaffrey (3)                200,000                        1.0%
Robert Gries (6)                       275,000                        1.4%
David J. Hare (7)                       50,000                          *
Barron Partners, LP (4)              3,266,667                       15.5%
Kinderhook Partners (5)              2,250,000                       11.0%
Executive Officers and
Directors (as a group of 5)          4,121,161                       20.5%

----------
*     Less than one percent

(1) Mr. Marshall is our Chairman, Chief Executive Officer and a Director. Includes 100,000 shares underlying common stock purchase warrants exercisable at $1.25 per share, and 8,285 shares of common stock held by Mr. Marshall's wife Christine Otten. Mr. Marshall disclaims any beneficial interest in the shares owned by his wife Christine Otten.

(2)   Mr.  Flynn is our  President,  Chief  Financial  Officer  and a  Director.
      Includes 100,000 shares underlying common stock purchase warrants exercisable at $1.25 per share.
(3) Mr. McCaffrey is our Chief Operating Officer and a Director. Includes 100,000 shares underlying common stock purchase warrants exercisable at $1.25 per share.
(4) Andrew Worden has investment and voting control over the shares of common stock beneficially owned by Barron Partners, LP. Includes 1,404,999 shares underlying common stock purchase warrants exercisable at $1.40 per share until September 22, 2008.
(5) Steven Clearman has investment and voting control over the shares of common stock beneficially owned by Kinderhook Partners. Includes 750,000 shares underlying common stock purchase warrants exercisable at $1.50 per share until December 31, 2008.
(6) Mr. Gries is a Director. Includes 50,000 warrants to purchase shares at $2.75, expiring February 10, 2009.
(7) Mr. Hare is a Director. Includes 50,000 shares underlying common stock purchase warrants exercisable at $1.30 per share until October 30, 2008.

                              CERTAIN TRANSACTIONS

      We continue to use the services of tractor owner-operators that are employed by Bryant Plastics ("Bryant"), an investor. Our agreement with Bryant is identical to its agreement with any independent owner-operators and Bryant receives payment terms and percentages that are identical to other agreements with unrelated entities. We believe these terms to be equitable and fair and believe that these transactions are treated in the normal course of business as if Bryant had no relationship with us other than that of an owner-operator.

                            DESCRIPTION OF SECURITIES

      Our authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of the date of this prospectus, there are 19,724,402 shares of common stock issued and outstanding, which are held of record by approximately 568 holders. As of the date of this prospectus, all shares of preferred stock have been either redeemed by the Company or converted into common stock.

      COMMON STOCK

      Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

      Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock and the shares underlying all option and warrants will be duly authorized, validly issued, fully paid and non- assessable upon our issuance of these shares.

      PREFERRED STOCK

      As of the date of the this prospectus we have the following series of preferred stock designated:

      Series A-1 Preferred Stock. The series A-1 preferred stock (i) does not accrue dividends, (ii) votes on an as converted basis with the common stock on all matters to be voted upon by the holders of the common stock, (iii) is convertible into common stock at the greater of $1.00 per share or a 30% discount to the average closing bid price of the common stock for the 5 trading days prior to the date of conversion, and (iv) is not redeemable by us. All Series A-1 preferred stock has been converted into common stock.

      Series B-1 Preferred Stock. All Series B-1 preferred stock was retired on December 17, 2003.

      Series C Preferred Stock. The series C preferred stock (i) accrues dividends at a rate of 10% of the stated value ($100 per share) per year, (ii) has no voting rights, (iii) is not convertible, and (iv) is redeemable by the Company for $60,000 on the 6 month anniversary of the date of issuance. If the Company does not redeem the shares of series C preferred stock on the 6 month anniversary, we are required to issue to the holders of the series C preferred stock 5 shares of common stock for every 1 share of series C preferred stock held on each of the 7, 8, and 9 month anniversaries (or 3,000 shares of common stock per month in the aggregate). If we do not redeem the series C preferred stock on the 9 month anniversary, the series C preferred stock is automatically converted into debt, payable upon demand, accruing interest at a rate of 12% per year. All series C preferred Stock has been redeemed.

      We may issue additional series of preferred stock from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions as are determined by our Board of Directors. We have no present intention of issuing shares of preferred stock.

      COMMON STOCK PURCHASE WARRANTS

      As of February 10, 2004, we had 6,622,498 common stock purchase warrants outstanding entitling the holders to purchase 6,622,498 shares of our common stock for a weighted average exercise price of $1.36 per share.

      TRANSFER AGENT AND REGISTRAR

      The  transfer   agent  for  our  common  stock  is   Securities   Transfer
Corporation. Its address is 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

                         SHARES ELIGIBLE FOR FUTURE SALE

      On February 10, 2004 we had 19,724,402 shares of common stock issued and outstanding. Of those shares approximately 598,000 shares are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include shares being registered under this Prospectus or shares that may be issued upon exercise of options or warrants.

      The remaining 6,549,072 shares of common stock outstanding as of February 10, 2004 (not including the 12,577,330 shares of common stock being registered under this Prospectus and 6,622,498 shares underlying issued and outstanding warrants) are restricted securities, and will become eligible for public sale at various times, provided the investors comply with the requirements of Rule 144. In general, Rule 144 permits a shareholder who has owned restricted shares for at least 1 year, to sell without registration, within a 3 month period, up to 1% of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least 2 years, may sell them without volume limitation or the need for our reports to be current.

      We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage effect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed upon for us by Adorno & Yoss, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301. Adorno & Yoss, P.A. owns 100,000 common stock purchase warrants, exercisable at $1.40 per share until January 8, 2006.

                                     EXPERTS

      The consolidated audited financial statements as of December 31, 2002, and December 31, 2001, and for each of the 2 years in the period ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Pender Newkirk & Company, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of Pender Newkirk & Company as experts in auditing and accounting.

                              AVAILABLE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

      The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC's Web site located at http://www.sec.gov.

                                 SEGMENTZ, INC.

                              FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS

                                 SEGMENTZ, INC.

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)


                                       F-

                                 Segmentz, Inc.

                              Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

CONTENTS

Financial Statements:

    Balance Sheet..................................................F-2
    Statements of Operations.......................................F-3
    Statement of Changes in Stockholders' Equity...................F-4
    Statements of Cash Flows.......................................F-5
    Notes to Financial Statements...............................F-6 - F-12

                                 Segmentz, Inc.
                                  Balance Sheet
                         September 30, 2003 (Unaudited)


ASSETS
Current assets:
    Cash and cash equivalents                                          $     1,875,739
    Accounts receivable, net of allowance of $245,489                        2,516,284
    Prepaid expenses                                                           908,709
                                                                       ---------------
Total current assets                                                         5,300,732

Equipment, net of accumulated depreciation                                     607,807
Advances to Murphy Surf Air                                                  2,213,230
Other assets                                                                   475,479
Loans and advances                                                              39,314
                                                                       ---------------

                                                                       $     8,636,562
                                                                       ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                   $       613,241
    Accrued salaries and wages                                                 128,500
    Accrued expenses, other                                                    333,400
    Obligation due under factoring arrangement                               1,137,596
    Short term portion of long term debt and other short term debt             718,636
    Advances from shareholder                                                  165,998
                                                                       ---------------
Total current liabilities                                                    3,097,371
                                                                       ---------------

Long term liabilities                                                          200,770

Stockholders' equity:
    Convertible preferred stock, 10,000,000 shares
        Authorized, 1,188,819 shares issued and outstanding                  1,188,819
    Common stock, $.001 par value; 40,000,000 shares
        authorized; 13,609,713 shares issued and
        outstanding,                                                            13,610
    Additional paid-in capital                                               4,059,495
    Stock payable                                                               20,000
    Retained earnings                                                           56,497
                                                                       ---------------
Total stockholders' equity                                                   5,338,421
                                                                       ---------------
                                                                       $     8,636,562
                                                                       ===============

The accompanying notes are an integral part of the financial statements.


                                                       Segmentz, Inc.

                                             Statements of Operations (Unaudited)


                                                 Three Months Ended                      Nine Months Ended
                                            ---------------------------------     ---------------------------------
                                              Sept 30,            Sept 30,            Sept 30,          Sept 30,
                                                 2003               2002               2003               2002
                                            -----------------------------------------------------------------------
Revenues:
    Operating revenue                       $     3,776,245    $    2,207,782     $    9,976,636    $     6,077,057
    Consulting and other revenue                    250,000             9,648            257,641             73,294
                                            -----------------------------------------------------------------------
                                                  4,026,245         2,217,430         10,234,277          6,150,351
                                            -----------------------------------------------------------------------

Expenses:
    Cost of services                              2,860,157         1,736,559          7,435,884          4,685,204
    General and administrative
        expenses                                  1,092,846           354,785          2,339,182          1,179,736
                                            -----------------------------------------------------------------------
                                                  3,953,003         2,091,344          9,775,066          5,864,940
                                            -----------------------------------------------------------------------

Income before taxes                                  73,242           126,086            459,211            285,411

Income tax expense                                   21,200                 0            133,500                  0
                                            -----------------------------------------------------------------------

Net income                                  $        52,042    $      126,086     $      325,711        $   285,411
                                            =======================================================================

Basic earnings  per
    common share                            $           .01    $          .02     $          .04        $       .04
                                            =======================================================================

Basic weighted average common
    shares outstanding                            9,912,511         6,502,913          7,878,469          6,502,913
                                            =======================================================================

Diluted earnings  per
    common share                            $           .00    $          .01     $          .04               $.03
                                            =======================================================================

Diluted weighted average
    common shares outstanding                    11,113,950         8,905,417          9,077,939          8,936,892
                                            =======================================================================

The accompanying notes are an integral part of the financial statements.

                                                      Segmentz, Inc.

                                       Statement of Changes in Stockholders' Equity

                                      Nine Months Ended September 30, 2003 (Unaudited)

                                                                                                 Preferred Stock
                                                                                       -----------------------------------
                                                                                              Shares            Amount
                                                                                       -----------------------------------

--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                                                                 1,188,819          $ 1,188,819

Series C redeemable convertible preferred and common stock
Issuance of stock
Net income

--------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 2003                                                                1,188,819           $ 1,188,819
==========================================================================================================================

The accompanying notes are an integral part of the financial statements.


        Common Stock                Stock Payable          Additional   Retained Earnings
        ------------                --------------           Paid-In    (Accumulated
   Shares           Amount     Preferred     Common          Capital     Deficit)      Total
-------------------------------------------------------------------------------------------------

  6,752,913   $     6,753   $    13,820    $    16,180    $     2,847   $  (269,214) $ 959,205

     18,000            18         6,180         (6,180)        37,427                   37,445
  6,838,800         6,839                      (10,000)     4,019,221                4,016,060
                                                                            325,711    325,711
-------------------------------------------------------------------------------------------------
 13,609,713   $    13,610   $    20,000    $         0    $ 4,059,495   $    56,497  $5,338,421
=================================================================================================


                                                            Segmentz, Inc.
                                                 STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                                             Nine Months Ended
                                                                                                 September 30,
                                                                                     ------------------------------
                                                                                          2003              2002
                                                                                     ------------------------------


OPERATING ACTIVITIES
    Net income                                                                       $    325,711      $    285,411
                                                                                     ------------------------------
    Adjustments to reconcile net income to net cash
        (used) provided by operating activities:
           Change in allowance for doubtful accounts                                      108,845           107,687
           Depreciation and amortization                                                  105,789            67,680
           Non-cash expense relating to
               issuance of stock and warrants                                              37,935
           Valuation on deferred tax asset                                                (38,700)
           Changes in:
               Accounts and other trade receivables                                      (393,838)         (739,978)
               Prepaid expenses and other current assets                                 (548,166)           54,340
               Other assets                                                              (450,915)
               Accounts payable                                                           (93,166)          392,860
               Accrued expenses                                                           172,367          (126,197)
               Accrued salaries                                                           121,730
                                                                                     ------------------------------
    Total adjustments                                                                    (978,119)         (243,608)
                                                                                     -------------------------------
    Net cash provided by operating activities                                            (652,408)           41,803
                                                                                     ------------------------------

INVESTING ACTIVITIES
    Purchases of equipment                                                               (488,397)           11,215
    Loans, advances, and other receivables                                                (13,703)          (35,333)
                                                                                     -------------------------------
    Net cash used in investing activities                                                (502,100)          (24,118)
                                                                                     -------------------------------

FINANCING ACTIVITIES
    Decrease in net obligations incurred under
        factoring arrangements                                                           (571,501)         (299,975)
    Advances to Murphy Surf Air                                                        (1,427,430)
    Proceeds and payments on debt, net                                                  1,034,227           263,902
    Proceeds from issuance of note payable                                                                   50,000
    Proceeds from sale of common stock                                                                       10,000
    Redemption of preferred stock                                                                           (10,127)
    Net proceeds from the issuance of equity                                            3,991,193
                                                                                     ------------------------------
    Net cash provided by financing activities                                           3,026,489            13,800
                                                                                     ------------------------------

NET INCREASE IN CASH                                                                    1,871,981            31,485

CASH, BEGINNING OF PERIOD                                                                   3,758            39,489
                                                                                     ------------------------------

CASH, END OF PERIOD                                                                  $  1,875,739      $     70,974
                                                                                     ==============================

The accompanying notes are an integral part of the financial statements.

                                 Segmentz, Inc.

                          Notes to Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

1. SIGNIFICANT ACCOUNTING PRINCIPLES

BASIS OF PRESENTATION

In the opinion of management, all adjustments consisting of normal recurring adjustments necessary for a fair statement of (a) the financial position at September 30, 2003, (b) the results of operations for the three month and nine month periods ended September 30, 2003 and 2002, and (c) cash flows for the nine month periods ended September 30, 2003 and 2002, have been made.

The unaudited financial statements and notes are presented as permitted by Form 10-QSB. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying financial statements and notes should be read in conjunction with the audited financial statements and notes of the Company for the fiscal year ended December 31, 2002. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of those to be expected for the entire year.

 In April 2003, the Financial Accounting Standards Board (FASB) issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as discussed in Statement No. 133. It also specifies when a derivative contains a financing component that warrants special reporting in the Statement of Cash Flows. SFAS No. 149 amends certain other existing pronouncements in order to improve consistency in reporting these types of transactions. The new guidance is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. SFAS No. 149 did not have a material effect on the Financial Statements.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". It establishes classification and measurement standards for three types of freestanding financial instruments that have characteristics of both liabilities and equity. Instruments within the scope of SFAS 150 must be classified as liabilities within the company's Financial Statements and be reported at settlement date value. The provisions of SFAS 150 are effective for (1) instruments entered into or modified after May 31, 2003 and (2) pre-existing instruments as of July 1, 2003. On October 29, 2003, the FASB voted to indefinitely defer the effective date of SFAS 150 for mandatorily redeemable instruments as they relate to minority interests in consolidated finite-lived entities through the issuance of FASB Staff Position (FSP) 150-3. The adoption of SFAS 150, as modified by FSP 150-3, is not expected to have a material effect on the Financial Statements.

                                 Segmentz, Inc.

                          Notes to Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

1. SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

STOCK BASED COMPENSATION

In December 2002, FASB issued Statement of Financial Accounting Standards No. 148 (SFAS 148"), Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS 148 amends current disclosure requirements and requires prominent disclosures on both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This statement is effective for financial reports containing financials statements for interim periods beginning after December 15, 2002. The Company currently intends to continue to account for its stock-based compensation awards to employees and directors under the accounting prescribed by Accounting Principles Board No. 25.

The Company accounts for its stock option plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income. During the nine months ended September 30, 2003 and 2002 there were options granted to two certain officers. The impact of the provisions of APB 25 and FASB 123 were not material in the period ended September 30, 2003, in which each officer received 250,000 options to purchase shares of the Company's common stock at a strike price of $1.20 for a period of five years from the date of the agreement, September 4, 2003. The pro forma net income resulting from application of the fair value based method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," appears below:



                                                    Three months ended September 30,      Nine months ended September 30,
                                                 --------------------- ---------------  ----------------  ------------------
                                                          2003               2002             2003             2002


                                                 --------------------- ---------------  ----------------  ------------------

Net income, as reported                          $              52,042 $      126,086   $       325,711   $     285,411

Total stock-based employee compensation expense determined

  under fair value based method, net of related
tax effects                                                      1,200              -             1,200              -

                                                 --------------------- ---------------  ----------------  ------------------

Pro forma net income                             $              50,842 $      126,086    $      324,511   $     285,411


                                 Segmentz, Inc.

                          Notes to Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

1. SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)



                                                   Three months ended September 30, 2003      Nine Months ended September 30, 2003
                                                 --------------------- -------------------- ------------------- -------------------

Earnings per common share:

  Basic - as reported                            $                 .01  $              .02  $              .04 $               .04
                                                 --------------------- -------------------- ------------------- -------------------
  Basic - pro forma                              $                 .01  $              .02   $             .04 $               .04
                                                 --------------------- -------------------- ------------------- -------------------
  Diluted - as reported                          $                 .00  $              .01   $             .04 $               .03
                                                 --------------------- -------------------- ------------------- -------------------
  Diluted - pro forma                            $                 .00  $              .01   $             .04   $             .03



2.      SALE OF ACCOUNTS RECEIVABLE

During the second quarter of 2002, the Company entered into an agreement with a factoring company to provide for the borrowing against eligible receivables of up to eighty percent (80%) of the face value of such receivables. The Company maintains any advances under this agreement as liabilities in its balance sheet and any receivables, net of allowances for losses, as assets. The borrowing against eligible receivables is not a true sale and the company keeps all balances due from customers net of allowances for doubtful accounts as assets, and all amounts advanced by its factoring company that are due as liabilities, pursuant to Statements of Financial Accounting Standards ("SFAS") No. 140 "Accounting for transfers and servicing of financial assets and extinguishment of liabilities," such amounts are not sold without recourse and therefore reported in accordance with provisions of applicable rules and guidelines.

                                 Segmentz, Inc.

                          Notes to Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

3.      ADVANCES TO MURPHY SURF AIR

In September 2002, the Company entered into an Agency agreement with Murphy Surf Air, a fifty plus year old airfreight forwarder, to provide local pickup and delivery for the Company to support its expansion to Midwestern and Southeastern markets in Chicago, Louisville and Lexington KY, Cincinnati, Nashville and Knoxville TN and Atlanta. Murphy Surf Air filed for protection under Chapter 11 USC in March 2003 and the Company provided advances to Murphy in excess of amounts due under the agency agreement to ensure continued services to customers in those markets, including certain account receivable that provide for offset rights.

The Company made an offer during this period to purchase certain assets of Murphy Surf Air, primarily those assets that were held as chattel by the secured lender, Fifth Third bank, including accounts receivable, equipment, leasehold improvements and supporting assets that are currently utilized to deliver services through our organization. The Company believes that the purchase of these assets does not represent a "significant subsidiary" as defined in Regulation S-B, Regulation 210.01. Although there may be risks associated with the purchase of these assets, the Company has not reserved specifically for losses that may occur consequential to this purchase. The Company will continue to examine the value of assets to be purchased to determine what reserves, if any, are needed to adequately mitigate any potential losses that might result from such asset purchase, including accounts receivable associated with this relationship.

4.      INCOME TAXES

Income tax expense for the nine months ended September 30, 2003 and 2002 is based on the Company's estimate of the effective tax rate expected to be applicable for the full year. The effective tax rate of 29.0 percent for the nine months ended September 30, 2003 differs from the statutory rate because of the effects of utilizing a net operating loss carryover, permanent differences, and adjustments to the valuation allowance on deferred tax assets.

5.      EARNINGS PER SHARE

Basic earnings per share (EPS) is calculated by dividing earnings available to common shareholders by the weighted average number of common shares outstanding or payable during each period. Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential.

                                 Segmentz, Inc.

                          Notes to Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

6.       STOCKHOLDERS' NOTE

The Company has agreed to provide a stockholder up to $100,000, secured by preferred shares of the Company, $21,000 of which has been drawn at period end. This note bears interest at six percent annually and is payable upon demand. As of September 30, 2003 no demand for payment has been made on the outstanding balance

7.      TERM NOTE

The Company currently owes $350,000 to a Corporation, due on August 20, 2004, bearing interest at twelve percent, plus warrants that provide for the purchase of shares of the Company's common stock at a price of $1.01 per share, such warrants being callable at par if the Company's shares trade at $1.66 for twenty consecutive trading days. This term note provides for payment of interest monthly, with a balloon payment of principal on the due date. The Company's Chief Executive Officer and the Company's President have personally guaranteed the Company's performance under this obligation.

8.      SEGMENT INFORMATION

Historically the Company has had two reportable segments; truck hauling and warehouse operations, although the Company continues to provide these two services, the warehousing segment has become an immaterial component of providing overall third party logistical support to our customers and no longer meets the criteria for a reportable segment. Therefore, for the nine months ended September 30, 2003 the Company has only one reportable segment.

9.      EQUITY FUNDING

On July 9, 2003, the Company closed a private placement pursuant to which the Company issued a total of 2,673,334 shares of its' common stock, par value $0.001 per share, and warrants to purchase up to 1,336,667 shares of its' common stock, par value $0.001 per share, for $1.25 per share for a period of 5 years, to 58 accredited investors. The Company received $2,005,000 in consideration for the issuance of the securities, less placement agent fees and other offering costs associated with the private placement. The securities were issued pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. The Company incurred offering costs of approximately $310,000 in cash and 267,333 shares of common stock, in addition to 133,667 warrants to purchase stock at a strike price of $1.25 per share, in connection with this offering These investors purchased the securities for investment purposes and the securities they received were marked with the appropriate restrictive legend.

                                 Segmentz, Inc.

                          Notes to Financial Statements

   Three Months and Nine Months Ended September 30, 2003 and 2002 (Unaudited)

9.       EQUITY FUNDING (CONTINUED)

The Company entered into discussions with several institutional investors that resulted in those investors making an investment in the Company under an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. These investors purchased 3,743,999 shares of common stock, par value $0.001 per share, and warrants to purchase up to 2,724,499 shares of our common stock, par value $0.001 per share, for $1.40 per share for a period of 5 years, to several institutional investors. The Company received $2,810,000 in connection with this offering and incurred offering costs approximating $510,000 in cash and 300,000 options to purchase common stock at a strike price of $1.40 per share. Any securities purchased pursuant to this offering will be marked with the appropriate restrictive legend.

10.     SOFTWARE SALE

The Company sold rights to its operational software package, "TRUCKS," providing the buyer with code, books and information to enable development of a marketable software product or service that may be sold to transportation companies. The Company received $250,000 in connection with this rights sale, in addition to potential royalty revenues that may result from sales of any products developed utilizing this software and rights to free upgrades, in the Company's sole discretion that allow the Company to continue to utilize the software code and methods in operational capacities. Any costs incurred pursuant to the development of this software have been expensed in prior periods.

11.     SUBSEQUENT EVENTS

On October 1, 2003, Segmentz, Inc. completed the acquisition of 100% of the capital stock of Bullet Freight Systems of Miami, Inc., Bullet Freight Systems of Palm Beach, Inc., Bullet Freight System, Inc., Bullet Courier Service, Inc., Bullet Freight Systems of Orlando, Inc. and B.C.S. Transportation Systems, Inc. (collectively, the "Acquired Companies") for cash consideration of $225,000, 225,000 shares of Segmentz, Inc. restricted common stock and conditional payments that could total $400,000 over a five (5) year period (the "Consideration"), pursuant to terms and conditions of a Stock Purchase Agreement dated September 30, 2003 (the "Stock Purchase Agreement"). The Consideration was paid for out of existing cash on hand. This transaction was not considered the purchase of a "Significant Subsidiary," as defined in Regulation S-B Rule 210.01.

Upon Completion of the Company's private placement offerings, it entered into negotiations with its Chief Executive Officer to repurchase all outstanding shares of preferred stock owned by him at a price of $.58 per share. This transaction resulted in a reduction of the possible number of outstanding shares of common stock by 440,000 shares based on the conversion rate of 1:1 of this series of preferred stock. The Company has paid $240,000 to date in connection with this transaction, and expects to close on November 17, 2003.

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 SEGMENTZ, INC.

                     Years Ended December 31, 2002 and 2001
                          Independent Auditors' Report

                                 Segmentz, Inc.

                        Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

                                    CONTENTS

Independent Auditors' Reports on Consolidated Financial Statements........ F-15

Consolidated Financial Statements:

    Consolidated Balance Sheets.............................................F-16
    Consolidated Statements of Operations...................................F-17
    Consolidated Statements of Changes in Stockholders' Equity..............F-18 - F-19
    Consolidated Statements of Cash Flows...................................F-20 - F-21
    Notes to Consolidated Financial Statements..............................F-22 - F-36


                          Independent Auditors' Report

Board of Directors
Segmentz, Inc.
Tampa, Florida

We have audited the accompanying consolidated balance sheets of Segmentz, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the management of Segmentz, Inc. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Segmentz, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
March 19, 2003

                                 Segmentz, Inc.

                           Consolidated Balance Sheets



                                                                                           December 31,
                                                                                   --------------------------
                                                                                      2002            2001
                                                                                   --------------------------

ASSETS
Current assets:
    Cash and cash equivalents                                                      $     3,758    $    39,489
    Accounts receivable, net of allowances of $136,644
        and $45,000 at December 31, 2002 and 2001, respectively                      3,017,091      1,008,576
    Other receivables                                                                   40,741        108,421
    Prepaid expenses and other current assets                                          295,425        167,840
                                                                                   --------------------------
Total current assets                                                                 3,357,015      1,324,326
                                                                                   --------------------------
Equipment, net of accumulated depreciation                                             211,063        321,808
                                                                                   --------------------------
Other assets:
    Note receivable, net of allowance, at December 31, 2001, of $225,000                     0        225,000
    Other receivables, net of allowance, at December 31, 2001 of $200,000                    0         64,833
    Loans and advances                                                                  25,611         31,850
                                                                                   --------------------------
Total other assets                                                                      25,611        321,683
                                                                                   --------------------------
                                                                                   $ 3,593,689    $ 1,967,817
                                                                                   ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                               $   706,407    $   623,677
    Accrued salaries and wages                                                           6,770         66,962
    Accrued expenses, other                                                            161,033         80,152
    Obligation due under factoring arrangement                                       1,709,097        639,461
    Advance from shareholder                                                            51,177              0
                                                                                   --------------------------
Total current liabilities                                                            2,634,484      1,410,252
                                                                                   --------------------------
Stockholders' equity:
    Convertible preferred stock; $.001 par value;  10,000,000 shares authorized;
        1,188,819 and 1,200,794  shares issued and  outstanding  at December 31,
        2002 and 2001, respectively                                                  1,188,819      1,200,794
    Common stock; $.001 par value; 40,000,000 shares
        authorized; 6,752,913 and 6,502,913 shares issued
        and outstanding at December 31, 2002 and 2001, respectively                      6,753          6,503
Stock Payable                                                                           30,000
    Additional paid-in capital                                                           2,847         (6,403)
    Accumulated deficit                                                               (269,214)      (643,329)
                                                                                   --------------------------
Total stockholders' equity                                                             959,205        557,565
                                                                                   --------------------------
                                                                                   $ 3,593,689    $ 1,967,817
                                                                                   ==========================


The accompanying notes are an integral part of the financial statements.

                                 Segmentz, Inc.

                      Consolidated Statements of Operations

                                                     Year Ended December 31,
                                                   --------------------------
                                                       2002            2001
                                                   --------------------------
Revenues:
    Operating revenue                              $ 9,960,810    $ 8,455,766
    Consulting and other revenue                        33,696         11,464
                                                   --------------------------
                                                     9,994,506      8,467,230
                                                   --------------------------
Expenses:
    Cost of Sales                                    7,781,632      7,509,712
    General and administrative expenses              1,743,476      1,318,392
    Loss in investment                                       0         78,999
    Gain on sale of fixed assets                       (43,830)
    Interest expense                                   139,113        216,548
                                                   --------------------------
                                                     9,620,391      9,123,651

Income (Loss) before taxes                             374,115       (656,421)

Income tax expense                                           0              0
                                                   --------------------------

Net income (loss)                                  $   374,115    $  (656,421)
                                                   ==========================

Basic earnings (loss) per common share             $       .06    $      (.10)
                                                   ==========================

Weighted average common shares outstanding           6,565,242      6,502,913
                                                   ==========================

Diluted earnings (loss) per common share           $       .05    $      (.10)
                                                   ==========================

Weighted average common shares outstanding           7,956,009      6,502,913
                                                   ==========================

The accompanying notes are an integral part of the financial statements.

                                 Segmentz, Inc.

           Consolidated Statements of Changes in Stockholders' Equity

                     Years Ended December 31, 2002 and 2001



                                                                            Preferred Stock
                                                                       ------------------------
                                                                         Shares        Amount
                                                                       ------------------------

Balance, December 31, 2000

Acquisition of company
Recapitalization of company
Issuance of Series B redeemable convertible preferred stock              426,898    $   426,898
Issuance of Series A convertible preferred stock                         773,896    $   773,896
Net loss for the year

-----------------------------------------------------------------------------------------------
Balance, December 31, 2001                                             1,200,794      1,200,794

Redemption of Series B redeemable convertible preferred stock            (11,975)       (11,975)
Series C Redeemable convertible preferred and common stock payable
Issuance of common stock
Issuance of warrants for services
Net income for the year
-----------------------------------------------------------------------------------------------

Balance, December 31, 2002                                             1,188,819    $ 1,188,819
===============================================================================================


The accompanying notes are an integral part of the financial statements.


                                                                                 Retained
         Common Stock                  Stock Payable           Additional        Earnings
---------------------------                                      Paid-In      (Accumulated
   Shares          Amount         Preferred        Common        Capital         Deficit)         Total
----------------------------------------------------------------------------------------------------------

       500      $       50        $      0     $        0      $       50      $   13,092      $   13,192
 6,502,913           6,503                                          4,480          (4,153)          6,830
      (500)            (50)              0              0         (10,933)          4,153          (6,830)
                                                                                                  426,898
                                                                                                  773,896
                                                                                 (656,421)       (656,421)
----------------------------------------------------------------------------------------------------------
 6,502,913           6,503               0              0          (6,403)       (643,329)        557,565

                                                                                                  (11,975)
                                    13,820         16,180                                          30,000
   250,000             250                                          2,250                           2,500
                                                                    7,000                           7,000
                                                                                  374,115         374,115

----------------------------------------------------------------------------------------------------------
 6,752,913      $    6,753      $   13,820     $   16,180      $    2,847      ($ 269,214)     $  959,205
==========================================================================================================


                                 Segmentz, Inc.

                      Consolidated Statements of Cash Flows



                                                                              Year Ended December 31,
                                                                            --------------------------
                                                                                2002           2001
                                                                            --------------------------

OPERATING ACTIVITIES
    Net (loss) income                                                       $   374,115    $  (656,421)
                                                                            --------------------------
    Adjustments to reconcile net (loss) income to net cash
        and cash equivalents (used) provided by operating
        activities:
           Securities received as payment for services                                        (148,500)
           Warrants issued for service                                            7,000
           Loss on sale of securities                                                           78,999
           Provision for doubtful accounts and other receivables                210,279        483,365
           Note receivable received to offset general and
               administrative expenses                                                        (450,000)
           Depreciation                                                         101,764         53,335
           Gain on Sale of Equipment                                            (43,830)
           Increase in:
               Accounts and other trade receivables                          (2,218,794)      (905,404)
               Prepaid expenses and other assets                                (69,428)       (92,840)
           Increase (decrease) in:
               Accounts payable                                                  82,730       427,464
               Accounts payable to related party                                              (126,845)
               Accrued expenses                                                  20,689       139,614
               Income taxes payable                                                             (2,917)
                                                                            --------------------------
    Total adjustments                                                        (1,909,590)      (543,729)
                                                                            --------------------------
    Net cash and cash equivalents (used) provided by
        operating activities                                                 (1,535,475)    (1,200,150)
                                                                            --------------------------
INVESTING ACTIVITIES
    Purchase of equipment                                                       (42,339)      (375,143)
    Proceeds from sale of Equipment                                              95,150
    Proceeds from sale of securities                                             32,500         69,501
    Loans, advances, and other receivables                                       (5,736)      (296,683)
                                                                            --------------------------
    Net cash and cash equivalents used (provided) by investing activities        79,575       (602,325)
                                                                            --------------------------
FINANCING ACTIVITIES
    Net obligations incurred under factoring arrangements                     1,069,636        639,461
    Advance from stockholders                                                   350,533
    Proceeds from issuance of debt                                                           1,200,794
                                                                            --------------------------
    Net cash and cash equivalents provided by financing activities            1,420,169      1,840,255
                                                                            --------------------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                       (35,731)        37,780

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR/PERIOD                              39,489          1,709
                                                                            --------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR/PERIOD                               $     3,758    $    39,489
                                                                            ==========================


The accompanying notes are an integral part of the financial statements.

                                 Segmentz, Inc.

                      Consolidated Statements of Cash Flows

                                                        Year Ended December 31,
                                                        -----------------------
                                                           2002          2001
                                                        -----------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
    AND NONCASH FINANCING ACTIVITIES:
        Cash paid during the year for interest          $ 155,192     $ 201,469
                                                        =======================


      During the year ended December 31, 2002, a stockholder offset $299,356 of amounts due him against receivables which were deemed to be uncollectable in accordance with a guarantee from the stockholder.

      During the year ended December 31, 2002, the majority stockholder satisfied $11,975 of proceeds he owed to Company by redeemed 11,795 shares of his preferred stock.

        During the year ended  December 31, 2001,  the holders of debt amounting
        to  $1,200,794   received   1,200,794   shares  of  preferred  stock  in
        satisfaction of this liability.

The accompanying notes are an integral part of the financial statements.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

1.      ACQUISITION

In October 2001, Segmentz, Inc., formerly known as WBNI, Inc., merged with TransL Holdings, Inc., the sole stockholder of Trans-Logistics, Inc. This consolidated entity is hereinafter referred to as the "Company." Prior to acquisition, Segmentz, Inc. was an inactive public shell with approximately 460 stockholders who owned 520,233 shares of common stock.

Pursuant to the agreement, the stockholders of TransL Holdings, Inc. ("TransL") received in return for all of their shares in TransL, 5,982,680 unregistered shares of Segmentz, Inc., which represented approximately 92 percent of its total shares outstanding.

The acquisition has been accounted for as a reverse acquisition in which TransL is treated as the acquirer and Segmentz, Inc. as the acquiree. All references in the accompanying consolidated financial statements to the number of common shares and the per share amounts have been restated to reflect the subsequent change in the common stock as if the acquisition had occurred on April 28, 2000.

2.      BACKGROUND INFORMATION

WBNI, Inc., a Texas corporation incorporated in 2000, is the surviving corporation of a sequence of mergers and reverse mergers of inactive companies. In November 2001, WBNI, Inc. changed its name to Segmentz, Inc.

TransL Holdings, a Delaware corporation incorporated in October 2001, is the 100 percent stockholder of Trans-Logistics, Inc., a Florida corporation incorporated in April 2000. In 2002, it was determined by the Board of Directors that it was best to market all services under one name and all operations of Trans-Logistics, Inc., ceased. Segmentz, Inc. ("Segmentz") holds all required licenses, permits and insurance policies necessary to provide transportation and logistics services to its client base. Segmentz is a logistics and brokerage organization that offers four core transportation services to its' client base; Truckload, Less-than-truckload (LTL), Expedited services and Air-freight forwarding within a network of cross dock facilities situated in Chicago, Illinois, Evansville, Indiana, Louisville and Lexington, Kentucky, Cincinnati, Ohio, Nashville and Knoxville, Tennessee and Atlanta, Georgia. Segmentz' headquarters are in Tampa, FL.

During May 2001, Trans-Logistics Inc. acquired the assets of Q Logistics Solutions, Inc. ("QLS") for approximately $367,000. This transaction was accounted for using the purchase method of accounting. QLS operated warehouse facilities in Atlanta, GA., Edison, NJ, Orlando, FL., and Chicago, IL. Operations in Orlando and Chicago were subsequently discontinued and those in Atlanta and Edison were relocated to Evansville, IN.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

2.      BACKGROUND INFORMATION (CONTINUED)

Effective January 1, 2001, Trans-Logistics was acquired by Logistics Management Resources, Inc. ("LMR") in August 2001. This acquisition was rescinded and cancelled. It is the Company's assertion that this transaction was never consummated and, therefore, never occurred. No consideration was ever tendered and control was never transferred. The purchase price was to be determined based on results of future revenues plus $80,000, less certain liabilities assumed. A portion of the consideration was to be paid at closing with the balance to be paid in installments. The delivery of shares by either party to the other never occurred and, therefore, the Company has not recorded this acquisition under applicable pushdown accounting rules. Under the terms of the rescission agreement, the Company agreed to a reimbursement of 1,500,000 shares of LMR's common stock and a note receivable in the amount of $450,000, which the Company had an allowance of $225,000 recorded for estimated, uncollectible amounts as of December 31, 2001. LMR tendered a certificate for 1.5 million shares pursuant to the rescission agreement, which was received by Trans-Logistics on August 10, 2001. The shares closed at $.99, which resulted in a reduction of general and administrative expenses of $148,500 and extinguishment of the first part of rescission obligation due to Trans-Logistics under the terms of that agreement. The shares were sold to the market as soon as conditions permitted with the intention of maximizing cash value received while ensuring that shares were sold as quickly as was practical. The Company incurred a loss of approximately $79,000 on the sale of these shares during the year ended December 31, 2001. There are no current liabilities to LMR pursuant to the rescission agreement. Any liabilities to Trans-Logistics that might have existed were extinguished pursuant to mutual conditional general releases executed simultaneously with the rescission agreement, except for $390,000 remaining under the settlement terms, which has been expensed as uncollectible during the year ended December 31, 2002 and 2001.

3.       SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies are as follows:

        The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Prior to October 2001, the date of the merger, the financial statements are those of Trans-Logistics, Inc., the only operating company at that time.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Operating revenues for truck brokerage services are recognized on the date the freight is delivered. Related costs of delivery of shipments in transit are accrued as incurred. Revenues from warehousing services are recognized as the services are performed.

        Cash equivalents consist of all highly liquid debt instruments purchased with an original maturity of three months or less.

        The majority of cash is maintained with a major financial institution in the United States. Deposits with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand, and, therefore, bear minimal risk.

        The Company extends credit to its various customers based on the customer's ability to pay. The Company provides for estimated losses on accounts receivable based on bad debt experience and a review of existing receivables. Based on management's review of accounts receivable and other receivables, an allowance for doubtful accounts of approximately $136,600 and $45,000 is considered necessary as of December 31, 2002 and 2001, respectively.

        Equipment is recorded at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, ranging generally from two to seven years. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

        Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statements carrying amounts of existing assets and liabilities and their respective income tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that included the enactment date.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        Basic earnings per share (EPS) is calculated by dividing earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during each period. Diluted EPS is similarly calculated, except that the denominator includes common shares that may be issued subject to existing rights with dilutive potential, except when their inclusion would be antidilutive.

        Financial instruments, which potentially subject the Company to concentrations of credit risk, include trade receivables. Concentration of credit risk with respect to trade receivables is limited due to the Company's large number of customers and wide range of industries and locations served. One customer comprised approximately 18 and 21 percent of the December 31, 2002 and 2001 customer accounts receivable balance, respectively. Sales to this customer comprised approximately 6 and 26 percent of the Company's sales for the year ended December 31, 2002 and 2001, respectively.

        Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, notes receivable, accounts payable, and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

        On January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 addresses the financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. The adoption of SFAS 144 did not have an impact on the Company's financial position or results of operations. In accordance with SFAS 144, the carrying values of long-lived assets are periodically reviewed by the Company and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value.

        In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities", which is effective for the Company for exit or disposal activities that are initiated after December 31, 2002. This Statement addresses financial accounting and

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

3.      SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined, was recognized at the date of an entity's commitment to an exit plan. The Company will adopt SFAS 146 for all exit or disposal activities that are initiated after December 31, 2002 and does not expect this statement to have a material effect on its financial statements.

        The FASB issued SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which is effective for the Company as of January 1, 2003. This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee

        Certain minor reclassifications have been made in the 2001 financial statements to conform to the classifications used in 2002. These reclassifications had no effect on total assets, stockholders' equity, total cash flows, or net income.

4.      EQUIPMENT

Equipment consists of :

                                           2002       2001
                                        -------------------
        Leasehold improvements          $  4,462   $  3,685
        Office equipment                  56,620     56,621
        Warehouse equipment              148,760    148,760
        Warehouse shelving                51,947     67,000
        Computer equipment                61,000     61,000
        Computer software                 41,140     38,077
                                        -------------------
                                         363,929    375,143
        Less accumulated depreciation    152,866     53,335
                                        -------------------
                                        $211,063   $321,808
                                        ===================

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

5.      NOTE RECEIVABLE

As disclosed in Note 2, during the year ended December 31, 2001, the Company and LMRI mutually rescinded an acquisition agreement. This agreement did not rescind an amount that was due to the Company as part of the purchase price. As a result, the Company has recognized a reduction of G&A expenses and a demand note receivable of an equal amount of $450,000 due from LMRI during the year ended December 31, 2001. The terms of this note exclude interest until demand is made for payment. During the year ended December 31, 2001, $225,000 was expensed in connection with this receivable as uncollectible. During the year ended December 31, 2002, $60,000 was received on this note, and the balance due of $165,000 was determined to be uncollectible and was expensed.

6.      OBLIGATION DUE UNDER FACTORING ARRANGEMENT

The Company factors substantially all of its accounts receivable. During the years ended December 31, 2002 and 2001, the Company utilized the services of three factoring companies. Accounts receivable are factored to companies with full recourse for unpaid invoices in excess of 90 days old. The most recent agreement provides for the payment of factoring fees at 2.5 percent of each invoice factored.

7.      INCOME TAXES

The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income (loss) before income taxes. The items causing this difference are as follows:

                                                           2002         2001
                                                        ----------------------
        Tax expense (benefit) at U.S. statutory rate    $ 129,600    ($223,100)
        State income tax expense (benefit), net of
          federal benefit                                  13,800      (23,900)
        Effect of non-deductible expenses                   4,300        1,700
        Change in valuation allowance                    (147,700)     245,300
                                                        ----------------------
                                                        $       0    $       0
                                                        ======================

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2002 are as follows:

        Deferred tax assets:                    2002        2001
                                            ----------------------
        Accounts and loan receivables due
          to bad debts                      $  51,400    $ 176,900
        Capital loss carryforward              29,700       29,700
        Depreciation Variance                     600            0
        Net operating loss carryforward        15,900       38,700
                                            ----------------------
        Total gross deferred tax assets        97,600      245,300
        Less valuation allowance              (97,600)    (245,300)
                                            ----------------------
        Net deferred tax assets             $       0    $       0
                                            ======================

Based on an assessment of all available evidence, including 2002 and 2001 operating results, management does not consider realization of the deferred tax assets generated from operations to be more likely than not, and has established a valuation allowance against the gross deferred tax asset.

As of December 31, 2002, the Company had federal and state net operating loss carry-forwards totaling approximately $42,300, which expire in 2022.

8.      ADVANCE FROM STOCKHOLDER

Bryant Plastics, Inc., a stockholder of the Company, advanced $51,177 of cash, which is payable upon demand with 60 days prior written notice. This advance does not bear interest.

9.      EQUITY

COMMON STOCK

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors (the "Board"), subject to the prior rights of the holders of all classes of stock outstanding.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

9.      EQUITY (CONTINUED)

CONVERTIBLE PREFERRED STOCK

The authorized preferred stock of the Company consists of 10,000,000 shares at $.001 par value, of which 773,896 shares of Series A convertible preferred stock ("Series A Preferred Stock") outstanding as of December 31, 2002 and 2001, and 414,923 and 426,898 shares of Series B convertible preferred stock ("Series B
Preferred Stock") were outstanding as of December 31, 2002 and 2001, respectively. Subsequent to December 31, 2002, the Company authorized the issuance of up to 250,000 shares of Series C Redeemable Convertible Preferred Stock ("Series C Preferred Stock").

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

        In December 2001, the Company issued 773,896 shares of Series A Preferred Stock for the conversion of a $773,896 note payable to Bryant Plastics, Inc.

        Each share of the Series A Preferred Stock is convertible, at the option of the holder, at any time into shares of common stock of the Company at a conversion price equal to the trading price of the shares or at the price of the last placement of shares by the Company, whichever is less. Interest on the shares of the Series A Preferred Stock is cumulative at an interest of six percent (6%) per annum through December 31, 2001. The Series A Preferred Stock does not accrue interest subsequent to December 31, 2001.

        The Series A Preferred Stock is redeemable at the option of the Company for cash at a rate of $1.00 per share and shares of common stock as payment for any accrued interest pursuant to the fixed interest rate of six percent (6%), such interest which has been reduced to zero pursuant to an agreement between the parties.

        The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of preferred stock convertible at the time of such vote.

        In the event of any distribution or liquidation event, the holders of the then outstanding Series A Preferred Stock shall receive a pro-rata distribution to be determined by performing a fictional conversion into common stock, and determining the pro-rata distribution of such proceeds on the basis "as-if converted" which is subordinate in classification to any debt classes which may be outstanding at the time of such events.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

9.      EQUITY (CONTINUED)

SERIES B CONVERTIBLE PREFERRED SHARES

        On December 31, 2001, the Company issued 426,898 shares of Series B Preferred Stock for the conversion of two notes payable totaling $426,898, one to the majority stockholder, with a balance due of $181,898, and the other to a secured lender, with a balance due of $245,000. The Company elected to retire 11,975 shares of Series B Stock prior to year-end based upon a then-favorable conversion when compared with the potential floor conversion price of $.50 per share, reducing the number of shares outstanding to 414,923. The Company subsequently renegotiated a revision in the floor of the conversion price to $1.00 per share.

        Each share of the Series B Preferred Stock is convertible, at the option of the holder, at any time into shares of common stock of the Company at a conversion price equal to the trading price of the shares or at the price of the last placement of shares by the Company, or at $1.00, whichever is greater. The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of preferred stock convertible at the time of such vote.

        In the event of any distribution or liquidation event, the holders of the then outstanding Series B Preferred Stock shall receive a pro-rata distribution to be determined by performing a fictional conversion into common stock, and determining the pro-rata distribution of such proceeds on the basis "as-if converted," which is subordinate in classification to any debt classes and preferred stock, Series A, which may be outstanding at the time of such events.

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

Each share of the Series C Preferred Stock is redeemable for $100 within six months of their date of issuance, in addition to interest of ten percent per annum; or bears penalty interest of 5 shares of Common Stock of the Company for each month the Company fails to redeem after the six month period has expired, or can convert, at the Holders option, after failure to redeem within nine months into Senior Debt of the Company, subordinate in nature to any Senior Debt that is in place at the time of the conversion, bearing interest at 12% per annum on the face value of $100 per share. As of December 31, 2002, the Company has an undeclared dividend of approximately $300. The Company has valued the Series C Preferred Stock and the Common Stock by determining fair pricing for the Common Stock based on public trading history and allocated the remaining unit value to the Preferred Shares on a pro-rata basis. The Shares were not issued as of December 31, 2002 and are reflected as of December 31, 2002 as a Stock Payable.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

10.     WARRANTS

The Company entered into a relationship in September, 2002 that provided for the issuance of up to 100,000 warrants to purchase shares of the Company's common stock at an exercise price of $1.15 per share for a period of three years from their date of issuance. In addition, Halter Financial Group, an investment banking group and shareholder in WBNI, held 78,500 warrants issued in 2001 to purchase shares of Common Stock of the Company at an exercise price of $.01 per share. These warrants were issued prior to the merger of Segmentz, Inc. with TRANSL Holdings when the trading price of the Company's securities was not quoted and trading of the Company's securities took place on the pink sheets. These warrants were exercised in January 2003.

On September 30, 2002, the Company entered into a consulting agreement in which we agreed to issue five year warrants to purchase up to 100,000 shares of the Company's common stock at an exercise price of $1.15 per share in exchange for financial advisory services. These warrants vest ratably over a twelve-month period ending September 30, 2003. The fair value of these warrants expensed in the year ended December 31, 2002, was calculated at $7,000, on a pro-rata basis.

The Company estimates the fair value of each warrant to purchase common stock as detailed above, at the grant date by using the Black-Scholes option-pricing model with the following assumptions:

                                                             2002        2001
                                                             ----        ----

        Dividend yield                                        0%          0%
        Expected volatility                                  22%          0%
        Risk-free interest rate                             2.77%         5%
        Expected life - years                                 5           5
        Weighted average fair value of options granted      $0.23       $0.00

11.     STOCK OPTION PLAN

In October 2001, the Company adopted the 2001 Stock Option Plan (the "Plan"), under which it authorizes options to be granted to purchase 600,000 shares of common stock. The Plan entitles the holder to receive options to purchase common stock of the Company at a specified price in the future. The Board may grant options at its discretion and is responsible for determining the price to be paid for the shares upon exercise of each option, the period within which each option may be exercised, and any additional terms and conditions of each option. The Company granted no options under the Plan during the year ended December 31, 2002.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

12.     RELATED PARTY TRANSACTIONS

The Company utilized the trucking services of an entity related through common ownership. Expenses incurred during the periods ended December 31, 2001 amounted to approximately $206,000 . The expenses incurred for these services are not necessarily indicative of the amounts that may have been incurred had these services been provided by independent third parties. The Company did not utilize services of this related entity during the year ended December 31, 2002.

In December 2001, the majority stockholder of the Company converted $181,898 of debt into 181,898 shares of Series B Preferred Stock. In the year ended December 31, 2002, there was a redemption of 11,975 shares of Series B Preferred Stock.

During the year ended December 31, 2002, a stockholder of the Company consented to a reduction in balance due to it from the Company pursuant to an agreement to offset credit losses in connection with Huff Timber Company, a former customer, and Logistics Management Resources, Inc., and the receivable losses experienced by the Company in the year ended December 31, 2002. The amount of offset was approximately $299,300 and is reflected as a reduction to G&A expenses in the consolidated financial statements for the year ended December 31, 2002.

The Company utilizes the services of tractor owner-operators that are employed by Bryant Plastics, a stockholder in the Company. The Company's agreement with Bryant Plastics is identical to its agreement with any independent owner-operators, and Bryant receives payment terms and percentages that are identical to other agreements with unrelated entities. The Company believes these terms to be equitable and fair and believes that these transactions are treated in the normal course of business as if Bryant had no relationship with the Company other than that of an owner-operator.

13.     LEASE COMMITMENTS

The Company leases office space for its headquarters under a lease that expires in April 2006. The initial lease term is for a period of five years and the lease agreement includes an optional lease period of an additional three years. The Company also leases certain equipment under non-cancelable operating leases.

As part of the lease agreement, the Company has issued an unused letter of credit in the amount of $40,000. The amount required of the letter of credit is reduced by $8,000 per year and may be drawn if certain lease commitments have not been met or have been violated.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

13.     LEASE COMMITMENTS (CONTINUED)

On March 17, 2003, the Company entered into a sublease agreement that provided the Company with approximately 8,000 square feet of additional space through August 2006. The Company will begin to tender rent payments under this sublease as of April 1, 2003.

The following is a schedule by year of future minimum rental payments required under operating leases, including the sublease entered into subsequent to the year ended December 31, 2002, that have an initial or remaining non-cancelable lease term in excess of one year as of December 31, 2002:

              Year Ending
              December 31,
              ------------
                 2004                              147,338
                 2005                              143,875
                 2006                              140,972
                 2006                               79,089
                                                  --------
                                                  $511,274
                                                  --------

The Company leased facilities located in Atlanta, Georgia and Edison, New Jersey on an "at will" basis. Monthly rental payments for these facilities totaled approximately $94,000. The Company has vacated these facilities as of December 31, 2002.

Rent expense amounted to $265,816 and $776,195 for the years ended December 31, 2002 and 2001, respectively.

14.     OTHER COMMITMENTS

The Company has an employment agreement with an officer of the Company that entitles the officer to receive a severance payment equal to the remaining salary owed under the employment agreement, plus the base salary for the next five years after the term of the employment agreement, including certain other benefits to be paid for following termination.

As previously disclosed in Note 13, the Company has a stand by letter of credit amounting to $40,000.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

15.     CONTINGENT LIABILITIES

The Company has been party to a lease in its Atlanta facility that was believed to be month-to-month pursuant to data provided by LMR, which was in operational control of the Company at the time the Company purchased the assets of QLS from bankruptcy and began utilizing the space in Forest Park, Georgia pursuant to providing logistic services for clients. The Company notified the landlord, IDI Services, Inc. ("IDI"), of its intentions to find smaller space and offered IDI an opportunity to provide a lesser facility size within the facility currently occupied by the Company. IDI informed the Company at that time that the Company was party to a lease arrangement that had previously not been disclosed or evidenced.

During February 2002, IDI and the Company were engaged in discussions to resolve this misunderstanding in which the Company asserts that IDI accepted a letter of credit provided by LMR as inducement to enter into the lease with LMR, with whom the Company had an arrangement to vacate the premises of its month-to-month sublease on 30 days written notice. IDI's assertion included a variety of material issues, including a representation that the Company was a prime lease holder with an obligation through May 2006. The Company had subsequently secured legal counsel and continued to assert that any lease documents that existed suggesting the Company's prime tenancy was not authorized by the Company, its board, or officers as provided for in the Company's bylaws. The Company continued to defend its position in this matter and believed that it would reach an amicable settlement pursuant to this issue.

On June 17, 2002, the Company received a summons from Industrial Property Fund I, LP that named the Company as a co-defendant in a civil action pursuant to the Company's tenancy in Forest Park, Georgia, which the Company continues to assert and claim is a month-to-month tenancy under which the Company has no obligation other than payment of rent when due. In July 2002, the action was dismissed with regards to monetary damages against the Company. No financial remedies are currently sought in connection with this action, and the Company has vacated the premises in accordance with its agreement to do so.

The Company is involved in certain legal actions which arise in the ordinary course of business. The Company is defending these proceedings. While it is not feasible to predict or determine the outcome of these matters, the Company does not anticipate any of these matters or these matters in the aggregate will have a material adverse effect on the Company's business or its consolidated financial position or results of operations.

                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

16.     SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has two reportable segments: truck hauling brokering and warehouse operations. The segments were determined based on the types of services provided by each segment. The Company had only one reportable segment until the purchase of QLS in 2001.

The brokering operations arrange truckload transportation with dedicated Company equipment, owner operator fleet, and extensive agent partners throughout 48 states.

The Company relocated its warehouse locations in the third quarter of 2002, closing both locations to mitigate carrying costs until new facilities were located. The first new facility opens in May 2003 in Evansville, IN and the segment will resume ongoing operations as of that date as part of a long-term contract to provide dedicated delivery services to an international auto company as part of an agreement with Schneider Logistics.

Revenues for the trucking segment increased approximately $959,761, or 34%, to approximately $1,899,687 for the year ended December 31, 2002 as compared to approximately $ 2,859,448 for the year ended December 31, 2001. This decrease was primarily due to (i) change of focus in segment to reflect management desire to provide supply-chain and warehouse services on a contract basis; (ii)
contract focus resulting in efforts to secure smaller, regional staging warehouse facilities; and (iii) movement of assets to new facility in Evansville, IN. in connection with contract relationship, resulting in reduction of revenues for the move period.

For the year ended December 31, 2001, information regarding operations by segment was as follows:



                                                 Trucking           Warehouse             Total
                                              --------------      -------------       -------------

        Revenue                               $    5,596,318      $   2,859,448       $   8,455,766
        Other                                                     $      11,464       $      11,464
        Interest expense                      $      216,548                          $     216,548
        Depreciation                          $        9,759      $      43,576       $      53,335
        Net loss                              $     (827,433)     $     171,012       $    (656,421)
        Equipment, net of accumulated
           depreciation                       $       46,258      $     275,550       $     321,808
        Segment assets                        $    1,302,117      $     665,700       $   1,967,817


For the year ended December 31, 2002, information regarding operations by segment was as follows:



                                                 Trucking           Warehouse             Total
                                              --------------      -------------       -------------

        Revenue                               $    8,061,123      $   1,899,687       $   9,960,810
        Other                                         33,696      $           0       $      33,696
        Interest expense                      $      139,113                          $     139,113
        Depreciation                          $       11,734      $      90,030       $     101,764
        Net Income (loss)                     $      295,521      $      78,594       $     374,115
        Equipment, net of accumulated
           depreciation                       $       34,524      $     176,539       $     211,064
        Segment assets                        $    3,214,150      $     379,539       $   3,593,689


                                 Segmentz, Inc.

                   Notes to Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

17.     EARNINGS PER SHARE (EPS)

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during each year. Shares issued during the year are weighed for the portion of the year that they were outstanding. Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period.

The following is a reconciliation from basic earnings per share to diluted earnings per share for the year ended December 31, 2002:

                      Net Income      Weighted Average        Earnings Per Share
                                      Shares Outstanding
--------------------------------------------------------------------------------
Basic                 374,115         6,690,584               $.06
Effect of dilution:
   Stock options                      1,265,425
--------------------------------------------------------------------------------
   Diluted            374,115         7,956,009               $.05
--------------------------------------------------------------------------------

As of December 31, 2001, all warrants and convertible preferred stock were excluded from the computation of diluted EPS because 2001 was a year in which the Company experienced a loss, therefore having no earnings per share to compute, during which time such warrants and preferred shares would have been anti-dilutive.

18.     SUBSEQUENT EVENTS

The 78,035 warrants issued in connection with the merger between Trans-Logistics and Segmentz, Inc. were exercised in January 2003, resulting in 78,035 shares of restricted common stock of the Company being issued to the Halter Financial Group for $.01 per share.

On March 17, 2003, the Company entered into a sublease agreement with R.W. Baird & Company that provided the Company with approximately 8,000 square feet of additional space at 18302 Highwoods Preserve Parkway through August 2006. The Company will begin to tender rent payments under this sublease as of April 1, 2003.

      No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                      Page

Prospectus Summary....................
Risk Factors..........................
Use of Proceeds.......................
Capitalization........................          18,718,578 SHARES
Price Range of Common Stock
   and Dividend Policy................           SEGMENTZ, INC.
Selling Security Holders..............
Plan of Distribution .................             PROSPECTUS
Management's Discussion and
  Analysis of Financial Condition               __________, 2004
 and Results of Operations............
Business..............................
Management............................
Executive Compensation................
Principal Shareholders................
Certain Transactions..................
Description of Securities.............
Shares Eligible for Future Sale.......
Legal Matters.........................
Experts...............................
Available Information.................
Financial Statements..................

      Until _____________, 90 days after the date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Delaware General Business Law (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Delaware corporations. The Company's Certificate of Incorporation (the "Certificate") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

      The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not effect a director's responsibilities under any other law, such as the federal securities laws.

      The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee.....................................  $  6,262
Legal Fees and Expenses*............................................    15,000
Accounting Fees and Expenses*.......................................     7,500
Financial Printing*.................................................     3,000
Transfer Agent Fees*................................................     1,250
Blue Sky Fees and Expenses*.........................................       750
Miscellaneous*......................................................     1,238
                                                                       -------
TOTAL...............................................................   $35,000
                                                                       =======
----------
*     Estimated

      None of the foregoing expenses are being paid by the selling security holders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      On July 9, 2003, we closed a private placement pursuant to which we issued a total of 2,673,333 shares of our common stock, par value $0.001 per share, and warrants to purchase up to 1,336,667 shares of our common stock, par value $0.001 per share, for $1.25 per share for a period of 5 years, to 58 accredited investors. We received $2,005,000 in consideration for the issuance of the securities, less placement agent fees and other expenses associated with the private placement. The securities were issued pursuant to the exemption from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the securities for investment purposes and the securities they received were marked with the appropriate restrictive legend.

      In September 2003, we entered into discussions with a total of 10 institutional investors, existing shareholders, and accredited investors that resulted in those 10 investors making an investment in the Company under an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. These investors purchased 3,743,999 shares of common stock, par value $0.001 per share, and warrants to purchase up to 2,724,999 shares of our common stock, par value $0.001 per share, for a weighted average of $1.40 per share for a period of 5 years. We received $2,810,000 in connection with this offering and incurred offering costs approximating $510,000 in cash and 300,000 options to purchase common stock at a strike price of $1.40 per share. Securities purchased pursuant to this offering were marked with the appropriate restrictive legend.

      On October 14, 2003, we raised $90,000 through the issuance of a total of 120,000 shares of our common stock, par value $0.001 per share, and warrants to purchase up to 60,000 shares of our common stock, par value $0.001 per share, for $1.35 per share for a period of 5 years, to 3 accredited investors. The securities were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the securities for investment purposes and the securities they received were marked with the appropriate restrictive legend.

      In January 2004, we raised $3,550,000 (less placement agent fees and other expenses associated with the issuance) through the issuance of a total of 3,550,000 shares of our common stock, par value $0.001 per share, and warrants to purchase up to a total of 1,775,000 shares of our common stock, par value $0.001 per share, for $1.50 per share for a period of 5 years, to 15 accredited investors. The securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Each investor received current information about our company and had the opportunity to ask questions about our company. These investors purchased the securities for investment purposes and the securities they received were marked with the appropriate restrictive legend.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.   Description of Document
-----------   -----------------------

3.1(a)        Certificate of Incorporation dated May 8, 2000 (1)
3.1(b)        Articles of Merger dated May 17, 2000 (1)
3.1(c)        Certificate of Merger dated May 17, 2000 (1)
3.1(d)        Certificate of Merger dated February 1, 2001 (1)
3.1(e)        Certificate of Merger dated February 1, 2001 (1)
3.1(f)        Certificate of Amendment dated November 1, 2001 (1)
3.1(g)        Designation of Preferences of Series A filed June 11, 2003 (2)
3.1(h)        Designation of Preferences of Series B June 11, 2003 (2)
3.1(i)        Designation of Preferences of Series C June 11, 2003 (2)
3.1(j)        Designation of Preferences of Series A-1 June 18, 2003 (2)
3.1(k)        Designation of Preferences of Series B-1 June 18, 2003 (2)
3.2           Bylaws dated May 10, 2000 (1)
5             Opinion and Consent of Adorno & Yoss, P.A.(2)
10.1          Stock Option Plan (1)
23(i)         Consent of Adorno & Yoss, P.A. (see Exhibit 5)(2)
23(ii)        Consent of Pender Newkirk & Company (2)
21            Subsidiaries of Registrant (1)

----------
(1) Incorporated by reference to exhibits with the corresponding numbers filed with our registration statement on Form 10SB (File No. 000-49606).
(2)   Filed herewith.

ITEM 28. UNDERTAKINGS

The undersigned Registrant undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on February 17, 2004.

                                        SEGMENTZ, INC.

                                        By: /s/ Allan Marshall
                                           -------------------------------------
                                           Allan Marshall
                                           Chairman, Chief Executive
                                           Officer, and Director (Principal
                                           Executive Officer)

      Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                       TITLE                               DATE
---------                                       -----                               ----

/s/ Allan Marshall                      Chairman of the Board, Chief          February 17, 2004
-----------------------------------     Executive Officer, and Director
Allan Marshall                          (Principal Executive Officer)


/s/ John S. Flynn                       President, Chief Financial Officer    February 17, 2004
-----------------------------------     and Director (Principal Financial
John S. Flynn                           & Accounting Officer)


/s/ Dennis M. McCaffrey                 Chief Operating Officer               February 17, 2004
-----------------------------------     and Director
Dennis M. McCaffrey

/s/ David J. Hare                       Director                              February 17, 2004
-----------------------------------
David J. Hare

/s/ Robert Gries                        Director                              February 17, 2004
-----------------------------------
Robert Gries